UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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RadioShack Corporation

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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James F. Gooch President and Chief Executive Officer
300 RadioShack Circle
Fort Worth, Texas 76102

April 17, 2012

Dear Shareholder,

I would like to cordially invite you to attend our 2012 Annual Meeting. It will be held on Thursday, May 17, 2012, at 10:00 a.m., Central Daylight Time at the Norris Conference Centers, Red Oak Ballroom, 304 Houston Street, Fort Worth, Texas 76102.

The formal notice of the meeting, the proxy statement, our 2011 Annual Report and your proxy card are enclosed in this mailing.

Sincerely,

JAMES F. GOOCH

Your vote is important. We encourage you to sign and return your proxy card or to vote by telephone or the Internet prior to the meeting, so that your shares will be represented and voted at the meeting even if you cannot attend. Submitting your vote promptly will save your company the cost of additional proxy solicitation.

300 RadioShack Circle

Fort Worth, Texas 76102

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE	10:00 a.m., Central Daylight Time Thursday, May 17, 2012

LOCATION	Norris Conference Centers Red Oak Ballroom 304 Houston Street Fort Worth, Texas 76102

ITEMS OF BUSINESS

(1)    Elect nine directors to serve until the 2013 Annual Meeting or until their successors are elected and qualified.

(2)    Ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm of RadioShack to serve for the 2012 fiscal year.

(3)    Hold a non-binding, advisory vote to approve executive compensation.

(4)    Transact any other business properly brought before the meeting or any adjournment or postponement of the meeting.

RECORD DATE	March 20, 2012

ANNUAL MEETING ADMISSION	You may be required to present an admission ticket (printed on the proxy card) or other proof of share ownership (for example, a recent statement from your broker).

By Order of the Board of Directors,

ROBERT C. DONOHOO

Vice President, General Counsel and Corporate Secretary

April 17, 2012

We urge each shareholder to promptly sign and return the enclosed proxy card or to use telephone or Internet voting. Please see our question and answer section for information about voting by telephone or Internet, how to revoke a proxy, and how to vote shares in person.

RADIOSHACK CORPORATION

300 RadioShack Circle

Fort Worth, Texas 76102

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON THURSDAY, MAY 17, 2012

The board of directors of RadioShack Corporation (sometimes referred to herein as “RadioShack” or the “Company”) is furnishing you this proxy statement to solicit proxies on its behalf to be voted at the RadioShack Corporation 2012 annual meeting of shareholders. The meeting will be held on Thursday, May 17, 2012, at 10:00 a.m., Central Daylight Time, at the Norris Conference Centers, Red Oak Ballroom, 304 Houston Street, Fort Worth, Texas 76102. For directions to the meeting, please refer to your proxy card. The proxies may also be voted at any resumption of the meeting after adjournment or postponement of the meeting.

We are first sending out these proxy materials to shareholders on or about April 17, 2012.

QUESTIONS AND ANSWERS

ABOUT THE MEETING AND VOTING

Who is entitled to vote?

Owners of record of common stock at the close of business on the record date, March 20, 2012, are the only persons entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date. Each shareholder is entitled to one vote for each share of common stock the shareholder held on March 20, 2012. We had 100,173,618 shares of common stock outstanding on March 20, 2012, which includes an aggregate of 3,133,543 shares of common stock held under the RadioShack 401(k) Plan and the RadioShack Puerto Rico 1165(e) Plan.

What are the board’s recommendations?

The board’s recommendations are included with the description of each item in this proxy statement. In summary, the board recommends a vote:

•	FOR the election of the nominated slate of directors (Item 1),

•	FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2012 (Item 2), and

•	FOR the Company’s compensation of its named executive officers as disclosed in the Compensation Discussion and Analysis and Executive Compensation sections of this proxy statement (Item 3).

Will any other items be presented at the meeting?

We do not know of any other matters to be presented at the meeting. If any other matter is properly presented for a vote at the meeting, your shares will be voted by the holders of the proxies using their best judgment.

How do I vote?

You can use one of the following methods:

•	Written proxy: You can vote by written proxy by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided.

•	Telephone proxy: You can vote by telephone using the toll-free telephone number shown on your proxy card.

•	Internet proxy: You can vote on the Internet at the website address shown on your proxy card.

•

In person:  You can vote in person at the meeting. If you own your shares in “street name,” you will need to obtain a legal proxy from your bank or broker and bring this legal proxy to the meeting. Please note that if you own shares in street name and request a legal proxy, any previously executed proxy will be revoked, and your vote will not be counted unless you appear at the meeting and vote in person.

The telephone and Internet voting procedures are designed to authenticate your identity and allow you to vote your shares. They will also confirm that your instructions have been properly recorded. Street name holders may vote by telephone or the Internet if their bank or broker makes these methods available. In this case, the bank or broker will enclose instructions with the proxy statement.

What are my voting choices on the matters to be voted on?

Election of Directors. In the vote on the election of the nine director nominees, as to each nominee you may:

•	vote in favor of the nominee,

•	vote against the nominee, or

•	abstain from voting as to the nominee.

Ratification of Independent Registered Public Accounting Firm. In the vote on the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2012, you may:

•	vote in favor of the ratification,

•	vote against the ratification, or

•	abstain from voting on this item.

Executive Compensation. In the non-binding, advisory vote to approve the compensation paid to the named executive officers as disclosed in the Compensation Discussion and Analysis and Executive Compensation sections of this proxy statement, you may:

•	vote in favor of the compensation,

•	vote against the compensation, or

•	abstain from voting on this item.

What if I do not specify a choice for a matter when I return my proxy card?

You should specify your choice for each matter on the enclosed proxy card. If you do not specify a choice, proxies that are signed and returned will be voted

•	FOR the election of all director nominees,

•	FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2012, and

•	FOR the compensation paid to the named executive officers as disclosed in the Compensation Discussion and Analysis and Executive Compensation sections of this proxy statement.

How are votes counted?

Election of directors will be determined by a majority of the votes cast at the meeting. For purposes of the election of directors, a majority of votes cast at the meeting means that the number of votes “for” a director must exceed the number of votes “against” a director. However, as to the election of directors, if the number of nominees exceeds the number of directors to be elected as of ten (10) days prior to the date on which RadioShack files its definitive proxy statement with the Securities and Exchange Commission (the “SEC”), directors will be elected by a plurality of the shares represented and entitled to vote at the meeting.

All other proposals submitted to a vote of shareholders (other than the non-binding, advisory vote) will be determined by a majority of the voting power of the shares of stock entitled to vote that are held by shareholders present in person or by proxy at the annual meeting. For purposes of approval of these proposals, a majority of the voting power of such shares means that the number of votes “for” such a proposal must exceed the sum of the number of votes “against” and the number of abstentions.

We have a policy of confidential voting that applies to all shareholders, including RadioShack employee-shareholders.

What is the quorum requirement for the annual meeting?

To achieve a quorum at the annual meeting, the holders of a majority of outstanding common stock as of the record date, March 20, 2012, must be present, either in person or by proxy.

How are abstentions and broker non-votes counted?

A broker holding shares for a beneficial owner has discretionary authority to vote the shares on “routine” matters but lacks the authority to vote on “non-routine” matters. When a broker holding shares for a beneficial owner lacks the power to vote on a non-routine matter and has not received voting instructions from the beneficial owner, the broker is required to refrain from casting a vote. A “broker non-vote” is a proxy submitted by a broker that does not indicate a vote for some proposals because of such lack of authority.

Abstentions and broker non-votes count for quorum purposes. For purposes of determining whether a director nominee has received a majority of the votes cast, abstentions will not be included in the vote total, with the result that an abstention will have no effect on the election of the director. Should directors be elected by a plurality of the votes cast as set forth above, abstentions will be counted as withheld votes, and therefore will have no effect on the outcome of the vote. For purposes of determining whether a proposal has received a majority of the voting power of the shares of stock entitled to vote that are held by shareholders present in person or by proxy, abstentions will be included in the vote total, with the result that an abstention will have the same effect as a vote against the proposal.

For purposes of determining whether a director or a proposal has received a majority vote, broker non-votes will not be included in the vote totals and, therefore, will have no effect on the outcome of the vote.

How will shares of common stock held in the RadioShack 401(k) Plan and the RadioShack Puerto Rico 1165(e) Plan be voted?

Each of the participants in the RadioShack 401(k) Plan and RadioShack Puerto Rico 1165(e) Plan is entitled to direct the plan trustee on how to vote shares of common stock allocated to his or her account. If a participant does not direct the trustee on how to vote the shares in his or her account, the trustee will vote those shares in the same proportion as other participants who have directed the trustee on how to vote their shares.

How can I revoke my proxy?

You can revoke your proxy at any time before the annual meeting by:

•	giving written notice of revocation to RadioShack at the address below,

•	delivering a later-dated proxy (including by Internet or telephone), or

•	voting in person at the meeting.

You should send any written notice of a revocation of a proxy to RadioShack Corporation, Attention: Shareholder Services, Mail Stop CF4-324, 300 RadioShack Circle, Fort Worth, Texas 76102.

Who can attend the meeting?

Shareholders as of the record date, March 20, 2012, or their duly appointed proxies, may attend the meeting.

We may require you to provide your admission ticket as well as a form of personal identification to enter the annual meeting.

If you are a shareholder of record, you will find an admission ticket printed on the proxy card sent to you. If you plan to attend the annual meeting, please keep the admission ticket. If you own shares in a bank or brokerage account, please contact your bank or broker to obtain an admission ticket; however, please note that even if you obtain an admission ticket to attend the meeting, you will not be able to vote your shares at the meeting unless you have also obtained a legal proxy from your bank or broker.

If you arrive at the annual meeting without an admission ticket, we will admit you if we are able to verify that you were a RadioShack shareholder on the record date.

Can I view these materials electronically?

This Notice of Annual Meeting of Shareholders and Proxy Statement and our 2011 Annual Report may be found on our corporate website www.radioshackcorporation.com, under the heading “Investor Relations.”

Where can I find the voting results of the meeting?

We will publish the voting results on a Form 8-K that we will file with the SEC within four business days after the date of the annual meeting. If final voting results are not available at the time of that filing, we will provide preliminary voting results, and file an amended Form 8-K with the final voting results within four business days after the date the results are finalized.

If my shares are held by a broker, won’t my broker vote my shares for me?

No, the rules of NYSE prohibit brokers from voting shares for which they have received no instructions from the beneficial owner on non-routine matters. Director elections and executive compensation proposals are considered non-routine matters under the NYSE rules. As a result, it is important that you provide your broker with instructions on how to vote your shares.

What is householding?

The SEC’s rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, commonly referred to as “householding,” is more convenient for shareholders and less expensive for companies than mailing multiple copies of the proxy statement to shareholders sharing the same address. RadioShack and some banks and brokers may household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Each shareholder will receive his or her own proxy card. Once you have received notice from your bank or broker or us that they or we will be sending householding materials to your address, householding will continue until you are notified otherwise or until you provide your bank or broker or us with other instructions. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your bank or broker (if your shares are held by a bank or in a brokerage account) or us (if your shares are registered in your name). You can notify us by sending a written request to RadioShack Corporation, Attention: Shareholder Services, Mail Stop CF4-324, 300 RadioShack Circle, Fort Worth, Texas 76102, or by calling Shareholder Services at (817) 415-3021.

ITEM 1—ELECTION OF DIRECTORS

Nine directors are recommended for election to the board of directors at the 2012 annual meeting. Directors are elected for a one-year term and serve until the next annual meeting in which their successors are elected, or if earlier, until their retirement, resignation or removal.

We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected. If any nominee, however, should become unable or unwilling to serve for any reason, proxies may be voted for another person nominated as a substitute by the board of directors, or the board of directors may reduce the number of directors.

NOMINEES FOR ELECTION AS DIRECTORS

Robert E. Abernathy Age 57 Director since 2011

Mr. Abernathy has served as Group President – North Atlantic Consumer Products for Kimberly-Clark Corporation (a global health and hygiene company) since 2008. He is responsible for Kimberly-Clark’s consumer business in North America and Europe, the related customer development and supply chain organizations, and its Global Nonwovens business. He joined Kimberly-Clark in 1982, and he has served in various positions, including Group President – Developing and Emerging Markets, Group President – Business-to-Business, Managing Director – Kimberly-Clark Australia Pty. Limited, and Vice President – North American Diaper Operations. Mr. Abernathy currently serves as a member of the board of directors of Kimberly-Clark de México, S. A. B. de C. V. He served on the board of directors of The Lubrizol Corporation (a specialty chemical company) from April 2006 to September 2011.

Mr. Abernathy is a member of the Corporate Governance Committee.

In selecting Mr. Abernathy as a nominee for election as a director at the annual meeting, the board considered several aspects of Mr. Abernathy’s experience, including but not limited to his years of operational responsibility for a significant consumer products organization, including his global supply chain expertise.

Frank J. Belatti Age 64 Director since 1998

Mr. Belatti has served as Managing Partner of Equicorp Partners, LLC (an advisory services and investment banking firm) since January 2006. Mr. Belatti also served as Chairman of AFC Enterprises, Inc. (the parent company of Popeyes Chicken & Biscuits) from November 1992 until November 2007. Mr. Belatti previously served as Chief Executive Officer of AFC Enterprises, Inc. from November 1992 to September 2005.

Mr. Belatti is the chair of the Corporate Governance Committee and a member of the Management Development and Compensation Committee.

In selecting Mr. Belatti as a nominee for election as a director at the annual meeting, the board considered several aspects of Mr. Belatti’s experience, including but not limited to his experience as a chief executive officer in the retail and franchising markets, his considerable consumer products experience, and his strategic experience gained from serving on the executive committees of several investment funds.

Julie A. Dobson Age 55 Director since 2011

Ms. Dobson has served as chairman of the board of advisors of Telebright, Inc. (a telecommunications software company) since 2002. She served as Chief Operating Officer of TeleCorp PCS, Inc. (a wireless telecommunications carrier) from 1998 to 2002, when the firm was sold to AT&T Wireless Services, Inc. Ms. Dobson also held a number of positions at Bell Atlantic (a telecommunications company) over an eighteen-year period. Ms. Dobson is a director of the American Water Works Company, Inc. (a multi-state publicly traded utility); PNM Resources, Inc. (an energy holding company); and Safeguard Scientifics, Inc. (a provider of growth capital for life-sciences and technology firms). Ms. Dobson previously served as a director of LCC International, Inc. (a wireless telecommunications consulting company).

Ms. Dobson is a member of the Management Development and Compensation Committee.

In selecting Ms. Dobson as a nominee for election as a director at the annual meeting, the board considered several aspects of Ms. Dobson’s experience, including but not limited to her extensive corporate and entrepreneurial experience and depth of knowledge in the wireless industry.

Daniel R. Feehan Age 61 Director since 2003

Mr. Feehan has been President and Chief Executive Officer of Cash America International, Inc. (a provider of specialty financial services to individuals) since February 2000. He is a director of Cash America International, Inc. and AZZ incorporated (a manufacturer of electrical and industrial products).

Mr. Feehan is the Non-Executive Chairman of the Board.

In selecting Mr. Feehan as a nominee for election as a director at the annual meeting, the board considered several aspects of Mr. Feehan’s experience, including but not limited to his current experience as a chief executive officer in the financial services market, his in-depth knowledge of the RadioShack customer base, his transaction skills, and his strong understanding of public company governance.

James F. Gooch Age 44 Director since 2011

Mr. Gooch was appointed President of RadioShack by the Board of Directors in January 2011 and became Chief Executive Officer in May 2011. Mr. Gooch joined RadioShack as Chief Financial Officer in August 2006. Prior to such time, he spent 10 years with Kmart Holding Corporation and subsequently Sears Holdings Corporation after the merger with Sears, Roebuck and Co. (all general merchandise retailers). He served in various positions, including Vice President, Controller, Treasurer, and Vice President of Corporate Financial Planning and Analysis. Mr. Gooch also worked at Helene Curtis (a personal care and beauty products company), The Quaker Oats Company (a food products company) and Entertainment Publications (a provider of promotions and discounts). He earned his bachelor’s degree from Michigan State University and his master’s degree in management from the J.L. Kellogg Graduate School of Business at Northwestern University.

In selecting Mr. Gooch as a nominee for election as a director at the annual meeting, the board considered several aspects of Mr. Gooch’s experience, including but not limited to his years of experience in and knowledge of the retail and consumer products markets; his considerable financial and accounting experience, including his service for more than four years as Chief Financial Officer of RadioShack; and his extensive knowledge and understanding of the wireless industry.

H. Eugene Lockhart Age 62 Director since 2003

Mr. Lockhart has been a Senior Advisor of Berenson & Company, LLC (an independent financial advisory and investment management firm) since May 2011, a Partner of Diamond Castle Holdings (a buyout and private equity firm) since May 2005, and a Venture Partner with Oak Investment Partners (a venture capital firm) since January 2003. From 2000 to 2002, he was Chairman, President, and Chief Executive Officer of NewPower Holdings, Inc. (a provider of energy and related services). Previously, Mr. Lockhart was the Chief Executive Officer of MasterCard International Incorporated (a credit card company). He is a director of Asset Acceptance Capital Corp. (a leading purchaser and collector of consumer debt), Huron Consulting Group Inc. (a management consulting firm), and Bonds.com Group, Inc. (a registered broker-dealer). Mr. Lockhart previously served as a director of IMS Health Inc. (a provider of market intelligence to the pharmaceutical and healthcare industries).

Mr. Lockhart is the chair of the Audit and Compliance Committee and a member of the Corporate Governance Committee.

In selecting Mr. Lockhart as a nominee for election as a director at the annual meeting, the board considered several aspects of Mr. Lockhart’s experience, including but not limited to his experience as a chief executive officer in the credit card market, which is relevant to the RadioShack wireless business, his extensive experience as an investment partner, and his financial and strategic skills in assessing the growth prospects of businesses.

Jack L. Messman Age 72 Director since 1993

Mr. Messman began serving as non-executive chairman for Telogis, Inc. (a company in the GPS location-based services business) in January 2008. Previously, he had been a private equity investor and a consultant since June 2006. From July 2001 to June 2006, Mr. Messman served as President, Chief Executive Officer and Chairman of the Board of Novell, Inc. (a provider of information solutions through various software platforms). Mr. Messman served as President and Chief Executive Officer of Cambridge Technology Partners, Inc. (acquired by Novell, Inc.) from July 1999 to June 2001 prior to such acquisition. He is a director of Safeguard Scientifics, Inc. (a provider of growth capital for life science and technology companies), and Timminco Limited (a provider of silicon metal for the chemical, aluminum, electronics, and solar industries), and Deputy Chairman of AMG Advanced Metallurgical Group, N.V. (a provider of high purity metals and complex metal products). Mr. Messman previously served as a director of Novell, Inc., Union Pacific Resources Group, Inc. (an oil and gas exploration and production company), and Union Pacific Corporation (a railroad company).

Mr. Messman is a member of the Audit and Compliance Committee and the Management Development and Compensation Committee.

Due to our director retirement policy, Mr. Messman tendered his resignation to the board. The board considered Mr. Messman’s retirement. In light of Mr. Messman’s continued diligence and contributions to the board and his valuable experience and knowledge described below, he has been selected as a nominee for election as a director at the annual meeting. In selecting Mr. Messman as a nominee, the board considered several aspects of Mr. Messman’s experience, including but not limited to his experience as a chief executive officer in multiple industries, his familiarity with current corporate governance practices and executive compensation issues, his knowledge of the high tech industry and information technology, his prior service as a director of a convenience store chain, and his experience as an investment banker.

Thomas G. Plaskett Age 68 Director since 1986

Mr. Plaskett has served as Chairman of Fox Run Capital Associates (a private consulting firm) since 1999, and is a corporate director and a business consultant. He is a director of Signet Jewelers Limited (a specialty retailer of jewelry). Mr. Plaskett previously served as a director of Alcon, Inc. (a provider of eye care products), Novell, Inc. (a provider of information solutions through various software platforms), and Platinum Research Organization, Inc. (a developer of lubricants and coatings).

Mr. Plaskett is a member of the Audit and Compliance Committee and the Corporate Governance Committee.

In selecting Mr. Plaskett as a nominee for election as a director at the annual meeting, the board considered several aspects of Mr. Plaskett’s experience, including but not limited to his experience as a chief executive officer in a variety of consumer industries, his extensive experience as a member of various boards, and his exceptional knowledge of corporate governance and audit practices.

Edwina D. Woodbury Age 60 Director since 1998

Ms. Woodbury has been President and Chief Executive Officer of The Chapel Hill Press, Inc. (a publishing services company) since 1999. She previously served as Executive Vice President, Global Business Process Redesign for Avon Products, Inc. (a direct seller of beauty and related products). Before leading its worldwide reengineering effort, Ms. Woodbury was Avon’s Executive Vice President, Chief Financial and Administrative Officer. Ms. Woodbury was previously a director of R. H. Donnelley Corp. (a publishing and marketing company) and Click Commerce, Inc. (a research solutions company).

Ms. Woodbury is the chair of the Management Development and Compensation Committee and a member of the Audit and Compliance Committee.

In selecting Ms. Woodbury as a nominee for election as a director at the annual meeting, the board considered several aspects of Ms. Woodbury’s experience, including but not limited to her extensive experience in process management and financial controls, her ownership and management of a publishing services company, her skills as a public company chief financial officer, and her in-depth knowledge of compensation and audit practices and her experience on other boards.

The board of directors recommends you vote FOR the election of each of the nominees listed above.

OWNERSHIP OF SECURITIES

Securities Owned by Directors and Officers

The following table sets forth information regarding beneficial ownership of the Company’s common stock by each director and nominee, the named executive officers listed in the Summary Compensation Table beginning on page 52, and our directors, nominees and executive officers as a group, as of February 29, 2012 (except as otherwise noted).

	Amount and Nature of Common Stock Beneficially Owned[1]
Name	Number of Shares Held of Record	Right to Acquire[2]	Number of Shares Beneficially Owned	Percent of Class	Deferred and Common Stock Units[3]
Robert E. Abernathy, Director[4]	0	0	0	*	20,202
Frank J. Belatti, Director	2,505	32,000	34,505	*	43,976
Julie A. Dobson, Director[5]	0	0	0	*	15,367
Daniel R. Feehan, Director	2,609	20,000	22,609	*	73,596
James F. Gooch, President and Chief Executive Officer, Director	363,562	595,274	958,836	*	0
H. Eugene Lockhart, Director	2,000	20,000	22,000	*	43,976
Jack L. Messman, Director	21,024	32,000	53,024	*	91,879
Thomas G. Plaskett, Director	0	32,000	32,000	*	48,245
Edwina D. Woodbury, Director	1,000	16,000	17,000	*	51,284
Lee D. Applbaum, Executive Vice President – Chief Marketing Officer[6]	121,988	78,060	200,048	*	0
Dorvin D. Lively, Executive Vice President – Chief Financial Officer and Chief Administrative Officer[7]	77,403	0	77,403	*	0
Scott E. Young, Executive Vice President – Chief Merchandise Officer	90,914	12,411	103,325	*	0
Sharon S. Stufflebeme, Senior Vice President – Chief Information Officer	30,597	6,172	36,769	*	0
Directors and executive officers as a group (20 people)	841,574	957,093	1,798,667	1.7%	388,526
Julian C. Day, Former Chairman and Chief Executive Officer[8]	73,816	5,592,212	5,666,028	5.4%	0
Bryan Bevin, Former Executive Vice President – Store Operations[9]	72,292	202,824	275,116	*	0

*	Less than 1%.

(1)	Each person has sole dispositive and voting power with respect to the shares indicated, except as otherwise noted.

(2)	Shares acquirable by exercising stock options within 60 days after February 29, 2012.

(3)

Deferred stock units and common stock units are not shares of common stock and have no voting power. The deferred stock units have been granted under the RadioShack 2004 Deferred Stock Unit Plan for Non-Employee Directors (“Deferred Stock Unit Plan”). The common stock units for directors represent director fee deferrals and partial RadioShack matches under the Directors’ Unfunded Deferred Compensation Plan. This column includes dividend equivalents paid to directors on deferred stock units and common stock units, which are paid at the same rate as dividends paid on shares of RadioShack common stock. These stock units are distributable only in RadioShack common stock.

(4)	Mr. Abernathy was elected as a director on November 15, 2011.

(5)	Ms. Dobson was elected as a director on September 15, 2011.

(6)	Mr. Applbaum ceased being a RadioShack employee on March 5, 2012.

(7)	Mr. Lively became Executive Vice President – Chief Financial Officer and Chief Administrative Officer of the Company on August 15, 2011.

(8)	Mr. Day retired on May 19, 2011. The amount and nature of common stock beneficially owned by Mr. Day is based on information as of that date.

(9)	Mr. Bevin ceased being a RadioShack employee on March 4, 2011. The amount and nature of common stock beneficially owned by Mr. Bevin is based on information as of that date.

Securities Owned by Principal Shareholders

The following table sets forth information about shareholders known to us as of February 14, 2012 to be the beneficial owners of more than 5% of RadioShack’s issued and outstanding common stock, based on a review of documents filed with the SEC that are publicly available. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in each of the respective filings described in the footnotes below and speaks only as of the dates set forth below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc.[1]	5,183,945	5.19%
40 East 52nd Street
New York, NY 10022

Citibank, N.A., Citicorp, and Citigroup, Inc.[2]	6,837,907	6.4%
399 Park Avenue
New York, NY 10022

Janus Capital Management LLC[3]	9,624,012	9.6%
151 Detroit Street
Denver, CO 80206

LSV Asset Management[4]	5,039,067	5.047%
155 N. Wacker Drive, Suite 4600
Chicago, IL 60606

(1)	According to a Schedule 13G filed with the SEC on February 9, 2012, BlackRock, Inc., on behalf of its investment advisory subsidiaries, is the beneficial owner of an aggregate of 5,183,945 shares (or 5.19%) of RadioShack’s common stock, with sole voting and sole dispositive power with respect to 5,183,945 shares.

(2)	According to a Schedule 13G filed with the SEC on February 10, 2012, Citibank, N.A., Citicorp, and Citigroup, Inc. are the beneficial owners of an aggregate of 6,837,907 shares (or 6.4%), assuming conversion or exercise of certain securities held, of RadioShack’s common stock, with shared voting power and shared dispositive power with respect to 6,720,459 shares as to Citibank, N.A. and Citicorp and 6,837,907 shares as to Citigroup, Inc.

(3)	According to a Schedule 13G filed with the SEC on February 14, 2012, Janus Capital Management LLC, INTECH Investment Management, and Perkins Mid Cap Value Fund are, and Perkins Investment Management LLC may be deemed to be, the beneficial owners of an aggregate of 9,624,012 shares (or 9.6%) of RadioShack’s common stock, with shared voting power and shared dispositive power with respect to 9,624,012 shares as to Janus Capital Management LLC, Perkins Investment Management LLC, and INTECH Investment Management; and sole voting power and sole dispositive power with respect to 5,800,000 shares as to Perkins Mid Cap Value Fund.

(4)	According to a Schedule 13G filed with the SEC on February 8, 2012, LSV Asset Management is the beneficial owner of an aggregate of 5,039,067 shares (or 5.047%) of RadioShack’s common stock, with sole voting and sole dispositive power with respect to 5,039,067 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Executive officers, directors and certain persons who own more than 10% of RadioShack’s common stock are required by Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and related regulations:

•	to file with the SEC reports of their respective ownership of the Company’s common stock, and

•	to furnish us with copies of these reports.

We received written representations from each such person who did not file an annual report with the SEC on Form 5 that no Form 5 was due. Based on our review of the reports and representations, except as described below, we believe all required Section 16(a) reports were timely filed in 2011. One report with no transactions for Messrs. Abernathy and Nebes; one report for one transaction for each of Ms. Woodbury and Messrs. Gooch, Messman, and Plaskett; one report for two transactions for Ms. Woodbury; one report for three transactions for each of Ms. Dobson and Messrs. Feehan, Messman, Plaskett; and two reports for one transaction for each of Messrs. Belatti, Feehan, and Lockhart were filed after the reports were due.

MEETINGS AND COMMITTEES OF THE BOARD

Information about Meetings, Attendance and Committees

In 2011, the board held 9 meetings (both in person and by telephone), and committees of the board held 21 meetings (both in person and by telephone). Average attendance by the incumbent directors at the meetings of the board and its committees was in excess of 95%. No director attended fewer than 75% of the aggregate of the total number of meetings of the board (held during the period that she or he was a director), and the total number of meetings of the committees of the board on which she or he served (held during the period that she or he served).

The board has three standing committees: the Audit and Compliance Committee, the Corporate Governance Committee, and the Management Development and Compensation Committee (“MD&C Committee”). All of the standing committees are composed entirely of non-employee directors who are independent under the regulations of the SEC and the listing standards of the New York Stock Exchange.

Executive sessions with no management director present are scheduled at each board meeting. Daniel R. Feehan is the Non-Executive Chairman and leads each executive session of the board. Additional information about this role and the leadership structure of the board is included under “Board Leadership Structure” beginning on page 21.

The board and each of its standing committees conducted an evaluation of its performance in 2011.

Board Committees and Functions

Audit and Compliance Committee

Members:	Four independent, non-employee directors: • H. Eugene Lockhart (Chair) • Jack L. Messman • Thomas G. Plaskett • Edwina D. Woodbury

Number of Meetings Held in 2011: 10

Functions:

•      Assists the board in fulfilling its oversight responsibilities with respect to the integrity of RadioShack’s

•      financial statements,

•      financial reporting and disclosure control process,

•      systems of internal accounting and financial controls,

•      internal audit function,

•      annual independent integrated audit of its financial statements and internal control over financial reporting, and

•      compliance with legal and regulatory requirements.

•      Oversees RadioShack’s financial controls (including appropriate disclosure controls and procedures and internal control over financial reporting).

•      Oversees and evaluates the performance of RadioShack’s independent registered public accounting firm (the “independent auditors”), including a review and evaluation of the independent auditors’ qualifications and independence, the engagement partner and the quality review partner.

•      Seeks to maintain free and open communication among the Audit and Compliance Committee, independent auditors, the Company’s internal auditors and management.

•      Produces an annual report for inclusion in the proxy statement.

Financial Experts:	The board has unanimously determined that each member of the Audit and Compliance Committee is financially literate and has accounting or related financial management expertise under New York Stock Exchange listing standards. Additionally, the board has unanimously determined that each member of the Audit and Compliance Committee qualifies as an “audit committee financial expert” within the meaning of SEC regulations based on the experience of each such member as described on pages 8 through 10.

Corporate Governance Committee

Members:	Four independent, non-employee directors: • Frank J. Belatti (Chair) • Robert E. Abernathy • H. Eugene Lockhart • Thomas G. Plaskett

Number of Meetings Held in 2011: 4

Functions:

•      Develops, recommends, implements and maintains RadioShack’s Corporate Governance Framework.

•      Identifies and recommends director nominees and committee members.

•      Oversees the board and evaluates senior management.

•      Oversees board and committee evaluations.

•      Oversees RadioShack’s Code of Ethics.

•      Oversees risk management and compliance.

Management Development and Compensation Committee

Members:	Four independent, non-employee directors: • Edwina D. Woodbury (Chair) • Frank J. Belatti • Julie A. Dobson • Jack L. Messman

Number of Meetings Held in 2011: 7

Functions:

•      Reviews and approves annually the corporate goals and objectives related to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance in light of the goals and objectives and, based on this evaluation, forms conclusions and makes its recommendation to the board concerning the Chief Executive Officer’s annual compensation.

•      Appoints the Company’s executive officers and may appoint other officers.

•      Approves annually the overall compensation methodology for the Company’s officers (including executive officers), as well as the individual compensation components of this overall methodology.

•      Approves any compensation agreements between RadioShack and any executive officer (other than agreements with the Chief Executive Officer, which are approved by the board).

•      Reviews and administers the Company’s incentive compensation and equity-based compensation plans and other benefit plans.

•      Reviews and discusses the Compensation Discussion and Analysis section of the proxy statement with management and produces an annual report for inclusion in the proxy statement.

•      Evaluates the Company’s compensation policies and practices to determine whether any of the Company’s policies or practices create risks that are reasonably likely to have a material adverse effect on the Company.

Committee Charters

Copies of the charters of the Audit and Compliance Committee, the Corporate Governance Committee, and the MD&C Committee may be found on our corporate website www.radioshackcorporation.com, under the heading “Investor Relations” and the sub-heading “Corporate Governance.”

Risk Oversight

The board plays a fundamental role in overseeing the risks associated with the business operations of the Company. While the Audit and Compliance Committee of the board has primary responsibility for risk assessment and risk management, the Corporate Governance Committee and MD&C Committee share responsibility for overseeing the risks of the Company.

The Audit and Compliance Committee has lead responsibility for the Company’s risk assessment and risk management functions, which includes several specific areas of risk. For example, the Audit and Compliance Committee is tasked with understanding the internal control systems and significant risk areas for the Company through discussions with management, the independent auditors, and the Company’s internal audit department. The Audit and Compliance Committee also reviews the Company’s policies and guidelines concerning risk assessment and risk management, and discusses the Company’s major financial risks with management, including what steps management has taken to monitor and respond to these risks. The Audit and Compliance Committee also annually discusses with the independent auditors the Company’s exposure to fraud.

The Corporate Governance Committee is responsible for overseeing the Company’s risk management and compliance programs, including the Company’s Enterprise Risk Management (“ERM”) program, loss prevention, and security matters. The Corporate Governance Committee also oversees the work of an ERM consulting firm that assists with the analysis of key risks and development of risk mitigation plans for those risks.

The MD&C Committee has a more limited role with respect to risk oversight. The MD&C Committee is responsible for evaluating the risk to the Company associated with the Company’s various compensation programs in order to determine whether any of the Company’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

The committees of the board coordinate their oversight of risk through various means. At each board meeting, each committee provides the board with a report covering the matters discussed at all meetings of the committee held since the last meeting of the board. The Corporate Governance and Audit and Compliance Committees also hold a joint meeting each year focusing on risk oversight.

Obtaining timely, relevant information from management is an integral part of the board’s effective oversight of risk. From time to time, the board and its committees request members of management who are responsible for managing risk to present to the board (or committee) information on specific areas of risk. The topics may include insurance, loss prevention, compliance, antifraud controls, and ERM. The Company has an ERM task force that includes representatives from the legal, risk management, and internal audit departments. This task force also periodically reports to committees of the board on ERM.

CORPORATE GOVERNANCE

Director Independence

The board has adopted criteria for determining whether a director is independent fro

m management. The board believes that at least 75% of its members should be independent, non-employee directors, as determined by the SEC regulations and the listing standards of the New York Stock Exchange. The board annually reviews the commercial and charitable relationships directors have with RadioShack and its executive officers to determine whether RadioShack’s non-employee directors are, in fact, independent.

To assist it in determining director independence, the board has established the following guidelines consistent with SEC regulations and the listing standards of the New York Stock Exchange:

•	No director who is a current employee, or who has been an employee within the preceding three years, of RadioShack may be considered independent.

•	No director who is, or whose immediate family member is, a current partner of RadioShack’s independent registered public accounting firm may be considered independent.

•	No director who is a current employee of RadioShack’s independent registered public accounting firm may be considered independent.

•

No director who has an immediate family member who is a current employee of RadioShack’s independent registered public accounting firm and personally works on RadioShack’s audit may be considered independent.

•	A director will not be considered independent if, within the preceding three years:

•	an immediate family member of the director has been an executive officer of RadioShack;

•

the director or an immediate family member of the director has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from RadioShack (other than director and committee fees);

•	the director or an immediate family member of the director was a partner or employee of RadioShack’s independent registered public accounting firm and personally worked on RadioShack’s audit;

•	an executive officer of RadioShack was on the compensation committee of a company that employed the director or an immediate family member of the director as an executive officer; or

•

the director is an executive officer or an employee of, or an immediate family member of the director was an executive officer of, another company that makes payments to or receives payments from RadioShack, in an amount that in any year exceeds the greater of $1,000,000 or 2% of the other company’s consolidated gross revenues.

•	The following commercial or charitable relationships will not, by themselves, impair a director’s independence:

•

a director is an executive officer of another company that is indebted to RadioShack, or to which RadioShack is indebted, and the total amount of either company’s indebtedness to the other is less than 2% of the total consolidated assets of the company for which he or she serves as an executive officer;

•

a director serves as an officer, director or trustee of a charitable organization and RadioShack’s charitable contributions to such organization are less than the greater of $1,000,000 or 2% of the organization’s total annual charitable receipts; or

•

a director is an executive officer of another company that does business with RadioShack, and the payments made to or received from RadioShack in any year are less than the greater of $1,000,000 or 2% of the other company’s consolidated gross revenues.

•

For any relationship not covered by these guidelines, the determination of whether the relationship is material, and therefore whether the director would be independent, will be made by the directors who satisfy the independence guidelines set forth above. If the board determines that a relationship is not material, and the relationship does not satisfy one of the specific categories of immaterial relationships described above, RadioShack will explain in its proxy statement the basis for the board’s determination.

•

Members of the Audit and Compliance Committee may not accept, directly or indirectly, any consulting or advisory fee or other compensation from RadioShack (other than director retainer and meeting fees) and may not be otherwise affiliated with RadioShack or its subsidiaries.

A copy of these independence guidelines is also available on our corporate website, www.radioshackcorporation.com, under the heading “Investor Relations” and the sub-heading “Corporate Governance.”

The board has reviewed transactions or relationships between the directors, or members of their respective immediate families, and RadioShack, its senior management and its independent auditors. Based on this review and in accordance with RadioShack’s independence criteria, the board has affirmatively determined that each of the following eight non-employee directors has no material relationship with RadioShack and is independent from management:

• Robert E. Abernathy	• H. Eugene Lockhart
• Frank J. Belatti	• Jack L. Messman
• Julie A. Dobson	• Thomas G. Plaskett
• Daniel R. Feehan	• Edwina D. Woodbury

The board has also determined that each of the committees of the board is composed entirely of independent, non-employee directors.

Review and Approval of Transactions with Related Persons

The board has adopted written procedures regarding the review and approval of related party transactions as defined under Item 404 of SEC Regulation S-K. Generally, these are transactions involving amounts exceeding $120,000 between RadioShack and related persons (directors, executive officers, or shareholders owning at least 5% of RadioShack’s outstanding stock and the immediate family members of such persons), in which the related person has a direct or indirect material interest. The board has determined that the Corporate Governance Committee is best suited to review, and if appropriate, approve or ratify, related party transactions, except in certain situations described below.

During the first quarter of each fiscal year, the Corporate Governance Committee reviews potential related party transactions that occurred during the prior fiscal year, as well as any potential related party transactions proposed to be entered into for the then-current fiscal year. The Corporate Governance Committee examines the estimated aggregate value of each transaction (if applicable) and considers whether the related person involved has a direct or indirect material interest. Based on this review, the Corporate Governance Committee determines whether any of these transactions constitute related party transactions.

If the Corporate Governance Committee determines that a transaction constitutes a related party transaction, the committee reviews the terms and substance of the transaction to determine whether to approve or ratify the related party transaction. In connection with its review of the related party transaction, the Corporate Governance Committee considers:

•	whether the transaction is on terms comparable to one that could be obtained in arm’s length dealings with an unrelated third party,

•	whether the transaction constitutes a “conflict of interest” as defined in RadioShack’s Code of Ethics, and

•	such other factors as the Corporate Governance Committee deems relevant.

In the event management or a member of the board recommends that RadioShack enter into a related party transaction during the year, the transaction is presented to the Corporate Governance Committee for its review, and if appropriate, its approval (unless otherwise approved as described below). During the course of its review of any related party transaction, the Corporate Governance Committee consults with the Audit and Compliance Committee as necessary.

Under the Company’s policies, a related party transaction is consummated or continues only if:

•	the Corporate Governance Committee approves or ratifies the transaction in accordance with the procedures described above,

•	the transaction is approved by the disinterested directors, or

•	the transaction involves compensation approved by the MD&C Committee.

During its most recent fiscal year, the Company was not a participant, nor does it propose to be a participant, in a transaction involving an amount in excess of $120,000 in which any related person had or will have a direct or indirect material interest.

RadioShack’s Corporate Governance Framework

The board has for many years followed specific policies regarding corporate governance and has incorporated these policies and procedures into its Corporate Governance Framework. You can review a copy of RadioShack’s Corporate Governance Framework on our corporate website www.radioshackcorporation.com, under the heading “Investor Relations” and the sub-heading “Corporate Governance.”

Responsibilities of the Board of Directors

The Corporate Governance Framework provides that the board has the following responsibilities:

•	Oversee legal compliance and ethical conduct. Please see the discussion below under “Code of Conduct and Financial Code of Ethics.”

•

Select the Chief Executive Officer and other members of senior management with due care, and establish compensation and benefits for these executives that, in addition to appropriate base salaries, will include appropriate performance-based bonuses and incentive compensation plans.

•	Evaluate the performance of the Chief Executive Officer and other members of senior management and make changes as may be required, in the sole discretion of the board.

•	Provide oversight of senior management succession planning and, in the case of Chief Executive Officer succession planning, assume sole responsibility for the selection process and decision.

•	Review and approve RadioShack’s long-term and short-term strategic business and financial plans, and monitor regularly RadioShack’s performance with respect to these plans.

•	Provide general oversight of the business and management of RadioShack.

•	Evaluate the processes and performance of the board and its committees.

•	Propose nominees, upon the recommendation of the Corporate Governance Committee, for election as directors.

•	Determine director compensation and establish board service policies.

•	Establish and maintain a mechanism for shareholders to communicate directly with the Non-Executive Chairman of the Board or Presiding Director and the chair of the Audit and Compliance Committee.

•	Engage professional advisors directly, as needed to fulfill its responsibilities.

•	Consider the impact of actions taken by the board and senior management on shareholders, employees, customers, suppliers, lenders, and the communities in which RadioShack operates.

Code of Conduct and Financial Code of Ethics

In connection with the board’s responsibility to oversee RadioShack’s legal compliance and ethical conduct, the board has established and approved RadioShack’s Code of Ethics. The Code of Ethics consists of RadioShack’s values, its Code of Conduct, and its Financial Code of Ethics. The Code of Ethics represents a framework for decision-making and is an expression of RadioShack’s core values and expectations regarding business conduct. The Code of Ethics, including the Code of Conduct, is applicable to all of RadioShack’s directors, officers and employees. RadioShack’s Financial Code of Ethics addresses the responsibilities of RadioShack’s Chief Executive Officer, President, Chief Financial Officer and Controller concerning the roles of these individuals with respect to the oversight of RadioShack’s financial practices. The Corporate Governance Committee reviews and oversees compliance with the Code of Conduct and the Financial Code of Ethics.

You can review the Code of Conduct and the Financial Code of Ethics on our corporate website www.radioshackcorporation.com, under the heading “Investor Relations” and the sub-heading “Corporate Governance.” RadioShack intends to post amendments to or waivers of its Code of Conduct or Financial Code of Ethics (to the extent applicable to any senior executive officer or director of RadioShack) at the location on its website described above.

Structure of the Board of Directors

The Corporate Governance Framework sets forth the following concerning the structure of the board:

•	Under RadioShack’s bylaws, the board determines the number of directors, but there must be at least three directors.

•

The board annually elects a Chairman of the Board from among the directors to preside over meetings of the shareholders and the board. The board may, in its discretion, separate or combine the offices of Chairman of the Board, Chief Executive Officer and President.

•

A majority of the directors must be “independent,” under the listing standards of the New York Stock Exchange and the SEC’s regulations. It is the goal and present practice of the board that at least 75% of the directors be independent. In addition, no more than two directors may be RadioShack employees. If all nine director nominees are elected, 88.9% of the board will be independent.

•	Only independent directors can serve on the Audit and Compliance Committee, the Corporate Governance Committee and the MD&C Committee.

The Corporate Governance Framework sets forth the following concerning directors:

•	Under RadioShack’s bylaws, all of its directors are elected each year at the annual meeting of shareholders.

•

Directors are expected to attend regularly scheduled board and committee meetings and to use their best efforts to attend non-regularly scheduled board and committee meetings. In the event that a director’s absentee rate must be disclosed in the proxy statement, there is a presumption that the director is unable to participate in the responsibilities as a director and will not stand for re-election. The board may consider unique circumstances and waive this presumption.

•

Directors are expected to own, directly or indirectly, by the fourth anniversary of their appointment or election to the board, shares of RadioShack common stock with a minimum value equal to 500% of the annual retainer fee paid to non-employee directors.

•

Newly appointed or elected directors are required to attend orientation sessions conducted by RadioShack to familiarize themselves with the Company. In addition, it is expected that directors will attend at least 24 hours of continuing education during a three-year period.

•

Each non-employee director should inform the chair of the Corporate Governance Committee and the Chairman of the Board of any principal occupational change (including retirement) and should volunteer to resign from the board in the event of such a change.

•

Each director is required to tender his or her resignation before the first meeting of the board in the calendar year in which the director will attain the age of 72 prior to the annual meeting of shareholders. The board will consider the director’s resignation when determining the nominees for election to the board at the upcoming annual meeting of shareholders. If the board determines it is in the best interest of the Company and its shareholders for the director to be nominated for election to the board, the board will disclose in the proxy statement for the annual meeting of shareholders that the director will stand for re-election.

Board Leadership Structure

At different times in the past, RadioShack has combined and separated the roles of Chairman and Chief Executive Officer. In connection with Mr. Gooch’s promotion to President and Chief Executive Officer, the board announced that it would separate the roles of Chairman and Chief Executive Officer. Mr. Feehan, who had previously served as our Presiding Director, began serving as Non-Executive Chairman of the Board as of May 19, 2011.

The board views the decision to separate the roles of Chairman and Chief Executive Officer as an important part of its execution of the Company’s succession planning process. Separation of the roles at this time has facilitated Mr. Gooch’s transition into his role as our Chief Executive Officer, while allowing him to continue to work closely with Mr. Feehan. While the board continues to believe separation of these roles is appropriate at this time, the board may later determine that combining the roles is in the best interests of the Company and its shareholders. The board believes that a combined leadership structure has served the Company and its shareholders well in the past, and may do so again in the future.

Desired Characteristics of Individual Directors and the Board

•

The board is required to be composed of a majority of independent directors with a diverse range of talents, expertise and occupational backgrounds. Accordingly, when considering and evaluating potential board nominees, the competencies of the entire board and characteristics of individual directors should be considered.

•	Nominees to the board may be identified by various methods, including by shareholder nomination, director search firms, or present board members.

•	Potential new and incumbent directors should demonstrate or possess a preponderance of the following personal characteristics:

•	demonstrable personal commitment to the long-term interests of the shareholders,

•	strength of character,

•	leadership,

•	highest personal and professional ethics, integrity, and values,

•	independence from RadioShack and its affiliates,

•	personal accountability,

•	informed judgment,

•	open participation in deliberations,

•	inquisitive personality,

•	independent thinker,

•	wise counsel,

•	financial literacy,

•	mature self-confidence,

•	investment of time and effort on a consistent basis,

•	high performance standards, and

•	demonstration of proven track record in area of expertise.

•

The composition of the board, as a whole, should represent diverse experiences at the policy-making levels of significant commercial enterprises. Additionally, the collective competencies of the board should include directors with expertise in the following areas:

•	accounting and finance,

•	broad business judgment,

•	management experience at a senior policy-making level in one or more functional areas of a major public company,

•	crisis management,

•	industry knowledge,

•	international markets, and

•	strategy and vision.

The Corporate Governance Committee utilizes a director search firm from time to time to assist it in identifying and evaluating potential director candidates.

Diversity

The board considers varied personal and professional backgrounds, perspectives and experiences to be important factors when identifying potential director candidates. The board does not have a policy with regard to the consideration of diversity in potential director candidates. The board focuses on selecting the best candidates and endeavors to see that its membership, as a whole, possesses a diverse range of talents, expertise and occupational backgrounds and represents diverse experiences at the policy-making levels of significant commercial enterprises.

Director Stock Ownership Requirement

In November 2010, the board amended our bylaws and Corporate Governance Framework to increase our director stock ownership requirement from 200% to 500% of the annual retainer fee paid to the Company’s directors who are not employees of the Company (“Outside Directors”). In May 2011, the board amended the compensation plan for Outside Directors as discussed beginning on page 24 under the heading “Outside Director Compensation.” The changes made to the Outside Director compensation program included elimination of meeting fees and an increase of the annual retainer fee from $40,000 per year to $85,000 per year. Before these changes, our Outside Directors were required to own RadioShack common stock having a value of not less than $80,000 within four years after election or appointment. As a result of these changes, our Outside Directors are now required to own RadioShack common stock having a value of not less than $425,000 within four years after election or appointment. For purposes of determining compliance with this provision, all deferred stock units and common stock units (including units issued under the Deferred Stock Unit Plan and the Unfunded Deferred Compensation Plan for Directors) credited to a director’s account are counted. As of December 31, 2011, all six of our Outside Directors who have served on the board for at least four years had satisfied our increased director stock ownership requirement.

Directors’ Attendance at the Annual Meeting

RadioShack encourages each of its directors and nominees for director to attend the annual meeting of shareholders, although attendance is not mandatory. Each of the nominees for director who was serving on the board at the time of the annual shareholders’ meeting for 2011 attended that meeting, and it is anticipated that each of the nominees for director will attend the annual meeting for 2012.

Communications with the Board of Directors

Communications with the Non-Executive Chairman. Shareholders and other interested parties who wish to communicate with the board or who have concerns regarding RadioShack that pertain to matters other than accounting, internal accounting controls or auditing matters, or that pertain to RadioShack’s Financial Code of Ethics, can communicate confidentially with RadioShack’s Non-Executive Chairman, Mr. Daniel R. Feehan, by using any of the following methods:

•	by mail:

RadioShack Corporation

c/o Corporate Secretary

Mail Stop CF4-101

300 RadioShack Circle

Fort Worth, Texas 76102

Attn: Non-Executive Chairman

•	by e-mail:

NonExecutiveChairman@radioshack.com

•	by telephone (toll-free):

1-877-723-4699

Communications with the Chair of the Audit and Compliance Committee. Shareholders and other interested parties with concerns regarding RadioShack that pertain to matters concerning accounting, internal accounting controls or auditing matters, or that pertain to RadioShack’s Financial Code of Ethics, can communicate confidentially with RadioShack’s chair of the Audit and Compliance Committee, Mr. H. Eugene Lockhart, by using any of the following methods:

•	by mail:

RadioShack Corporation

c/o Corporate Secretary

Mail Stop CF4-101

300 RadioShack Circle

Fort Worth, Texas 76102

Attn: Chair of the Audit and Compliance Committee

•	by e-mail:

ChairofAuditCommittee@radioshack.com

•	by telephone (toll-free):

1-877-723-4699

Please note that the telephone number listed above for the Non-Executive Chairman and the chair of the Audit and Compliance Committee is administered by an independent third party and therefore does not provide direct communications with either Mr. Feehan or Mr. Lockhart.

Mail sent to the address listed above for the Non-Executive Chairman or the chair of the Audit and Compliance Committee will be forwarded, unopened, by the Corporate Secretary to Mr. Feehan or Mr. Lockhart, as applicable. Sending a letter, an e-mail, or calling the toll-free number allows shareholders and other interested parties to make reports anonymously and confidentially.

OUTSIDE DIRECTOR COMPENSATION

Changes to Outside Director Compensation Program in 2011

In 2011, the Corporate Governance Committee engaged Towers Watson & Co. (“Towers Watson”) to review the competitiveness of the compensation program for the Company’s Outside Directors. Towers Watson collected market data on various compensation elements, including annual cash retainer fee, board and committee meeting fees, committee chair retainer fee, non-executive chairman retainer fee, annual and one-time stock awards, and director stock ownership guidelines. Towers Watson gathered director compensation information for the directors of thirteen of the companies included in the Company’s 2010 executive compensation peer group and 105 general industry companies with revenues ranging from approximately one-half to two times RadioShack’s net sales and operating revenues for the year ended December 31, 2010. Towers Watson then compared the director compensation market data with the compensation paid to the Outside Directors in 2010.

Based on the compensation data gathered by Towers Watson and its analysis of this data, Towers Watson concluded that the total direct compensation for our Outside Directors in 2010 was competitive with the 50th percentile of the compensation data for the other companies. Similarly, Towers Watson concluded that the pay mix between cash and equity for the Outside Directors for 2010 was consistent with the compensation data for the other companies.

While the Company paid the Outside Directors an annual retainer fee and meetings fees for attending meetings during 2010, the data gathered by Towers Watson indicated that most of the companies did not pay their directors for meeting attendance, but paid them an annual retainer fee that is larger than that paid to the Outside Directors in 2010. The data gathered by Towers Watson indicated that less than one-third of the other companies paid their directors for attending meetings and that the Company’s annual retainer fee of $40,000 was below the 25th percentile of the compensation data for the other companies. The Outside Directors’ meeting fees for 2010 averaged $35,469 per director. Based on Towers Watson’s findings and recommendations, the Corporate Governance Committee recommended that the board eliminate the payment of meeting fees and increase the annual retainer fee to $85,000, and the board approved these changes to the compensation program for Outside Directors on May 19, 2011.

The board decided to separate the roles of the Chairman of the Board and the Chief Executive Officer as of May 19, 2011. In connection with its review, Towers Watson reviewed the market data for the compensation of a non-executive chairman. Due to the anticipated responsibilities of the Non-Executive Chairman of the Company and based on the market data gathered by Towers Watson, Towers Watson recommended and the board approved an annual retainer fee of $100,000 for the Non-Executive Chairman on May 19, 2011.

Components of Outside Director Compensation Program

Any director who is a RadioShack employee receives no additional compensation for serving on the board. Outside Directors are compensated for their service on the board. The components of the compensation program for our Outside Directors are set forth below:

Components	Annual compensation rate after May 19, 2011
Board retainer[1]	$85,000

Retainer for committee chair[2]	$15,000

Retainer for Non-Executive Chairman[1]	$100,000

Grant of deferred stock units to new directors[3]	Equal to the number of shares of RadioShack common stock with a fair market value of $150,000 on the grant date

Annual grant of deferred stock units[3]	Equal to the number of shares of RadioShack common stock with a fair market value of $105,000 on the grant date

(1)	The board retainer fee paid in 2011 was prorated to reflect the changes made to the Outside Director compensation program effective May 20, 2011. The retainer fee for the Non-Executive Chairman also became effective May 20, 2011. See text below at Unfunded Deferred Compensation Plan for Directors.

(2)	See text below at Unfunded Deferred Compensation Plan for Directors.

(3)	See text below at Deferred Stock Unit Plan for Non-Employee Directors.

Unfunded Deferred Compensation Plan for Directors. Under RadioShack’s Unfunded Deferred Compensation Plan for Directors, Outside Directors may make an irrevocable election before December 31 of each year to defer payment of all or 50% of their annual retainer fees for the immediately following year. Participating directors may defer these fees in cash or in common stock units, with payment to be made in cash or common stock, respectively. In connection with this election, participating directors may specify when they would like to receive their deferred fees and whether they would like to receive their fees in a lump-sum or in installment payments. Interest is credited for fees deferred in cash at 1% below the prime rate. If a director elects to defer payment of fees payable in common stock of RadioShack for more than three years, RadioShack will make a contribution of 25% of the amount deferred in common stock units. In the absence of a deferral election, these fees will be paid quarterly in cash.

Deferred Stock Unit Plan for Non-Employee Directors. Under RadioShack’s Deferred Stock Unit Plan for Non-Employee Directors, Outside Directors receive grants of deferred stock units upon attending their first meeting of the board, and annually thereafter. New Outside Directors receive deferred stock units equal to the number of shares of RadioShack common stock with a fair market value of $150,000 on the date they attend their first meeting of the board. Outside Directors who have served on the board for at least one year as of June 1 of a given year receive an annual grant of deferred stock units equal to the number of shares of RadioShack common stock with a fair market value of $105,000 on the grant date. This grant takes place on the first business day of June. Each Outside Director receives shares of common stock equal to the number of vested deferred stock units in the director’s account only when the director’s service as a director terminates. Deferred stock units vest in equal amounts over three years, and vest immediately upon a change in control, death, disability, attaining the mandatory retirement age, or termination of service as a director.

Dividend Equivalents. Dividend equivalents are paid on outstanding common stock units and deferred stock units. If a director elects to defer the payment of dividend equivalents on common stock units under the Unfunded Deferred Compensation Plan for more than three years, RadioShack will make a contribution of 25% of the amount of dividend equivalents so deferred in common stock units.

Incentive Stock Plans. Under the Director Shares Policy adopted pursuant to the 2009 Incentive Stock Plan and the Unfunded Deferred Compensation Plan for Directors, each non-employee director may make an election on or before December 31 of each year to receive payment of 50% or 100% of the annual retainer(s) fees for the immediately following year in shares of RadioShack common stock.

Other Items. RadioShack reimburses directors for travel and lodging expenses they incur in connection with their attendance at directors’ meetings, committee meetings, and shareholders’ meetings. Each director also receives a discount card that entitles the director to receive a discount on merchandise purchased at RadioShack stores. This discount is consistent with the discount made available to full-time employees of RadioShack.

2011 Director Compensation

The following tables show the compensation paid to RadioShack’s non-employee directors for the year ended December 31, 2011. Neither Mr. Day nor Mr. Gooch received any compensation for serving as a director, and are therefore not listed in the tables.

Director Compensation

Name	Fees Earned or Paid in Cash[1] ($)	Stock Awards[2] ($)	Option Awards[3] ($)	All Other Compensation[4] ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)
Robert E. Abernathy	$10,856	—	—	—	$10,856
Frank J. Belatti	$94,066	$105,000	—	—	$199,066
Julie A. Dobson	$24,946	$150,000	—	$3,118	$178,230
Daniel R. Feehan	$143,266	$105,000	—	$21,054	$269,321
H. Eugene Lockhart	$95,066	$105,000	—	—	$200,066
Jack L. Messman	$85,066	$105,000	—	$26,679	$216,745
Thomas G. Plaskett	$83,816	$105,000	—	$504	$189,320
Edwina D. Woodbury	$99,066	$105,000	—	$863	$204,929

(1)	The amounts shown in column (b) reflect prorated payments to each of the Outside Directors, other than Mr. Abernathy and Ms. Dobson, in light of the changes made to the Outside Director compensation program on May 19, 2011. The amounts shown in column (b) include cash payments and payments to Ms. Dobson and Messrs. Feehan and Messman in the form of deferred shares of RadioShack common stock under the Unfunded Deferred Compensation Plan for Directors. At their election, Ms. Dobson and Messrs. Feehan and Messman received $12,473, $71,633 and $85,066 in fees, respectively, in the form of deferred shares. Column (b) excludes dividends paid on deferred shares of RadioShack common stock, which are paid at the same rate as dividends paid on RadioShack common stock.

(2)	The amounts shown in column (c) represent the grant date fair value of awards made in 2011 in accordance with FASB Accounting Standards Codification Topic 718 “Compensation – Stock Compensation” (“FASB ASC Topic 718”) for deferred stock units granted to directors under the

(Notes continue on following page)

Deferred Stock Unit Plan. The valuation methodology and assumptions regarding these grants of deferred stock units are described in “Stock-Based Compensation” in Note 2 – Summary of Significant Accounting Policies in the Notes to Consolidated Financial Statements contained in RadioShack’s Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on February 21, 2012.

(3)	The following table provides the grant date fair value of each equity award computed in accordance FASB ASC Topic 718; the aggregate number of stock awards (representing outstanding deferred stock units under the Deferred Stock Unit Plan); and the aggregate number of option awards outstanding at December 31, 2011. Outstanding option awards listed in the last column represent stock options granted prior to the adoption of the Deferred Stock Unit Plan in 2004. These options have been fully expensed and are now fully vested and exercisable.

Name	Grant Date Fair Value of Equity Award	Aggregate Number of Stock Awards Outstanding at December 31, 2011	Aggregate Number of Option Awards Outstanding at December 31, 2011
Robert E. Abernathy	—	—	—
Frank J. Belatti	$105,000	43,976	32,000
Julie A. Dobson	$150,000	12,672	—
Daniel R. Feehan	$105,000	43,976	20,000
H. Eugene Lockhart	$105,000	43,976	20,000
Jack L. Messman	$105,000	43,976	32,000
Thomas G. Plaskett	$105,000	43,976	32,000
Edwina D. Woodbury	$105,000	43,976	16,000

(4)	The amounts shown in column (e) represent the 25% matching contributions made by RadioShack in 2011 for fees deferred in stock and deferred dividend equivalents paid on deferred stock under the Unfunded Deferred Compensation Plan for Directors. Ms. Dobson and Messrs. Feehan and Messman received $3,118, $17,908, and $21,266, respectively, in matching contributions paid on deferred stock under the Unfunded Deferred Compensation Plan for Directors in 2011.

REPORT OF THE AUDIT AND COMPLIANCE COMMITTEE

Respective Responsibilities of the Committee, Management and the Independent Registered Public Accounting Firm

As discussed in its charter, the primary responsibility of the Audit and Compliance Committee is to oversee RadioShack’s financial controls (including appropriate disclosure controls and procedures and internal control over financial reporting) and reporting processes on behalf of the board and to report the results of its activities to the board. Management is responsible for preparing RadioShack’s financial statements. PricewaterhouseCoopers LLP (“PwC”), RadioShack’s independent registered public accounting firm, is responsible for performing an integrated audit of RadioShack’s consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”).

The function of the committee is to provide business, financial and accounting oversight at the board level, along with advice, counsel, and direction to management and the independent registered public accounting firm on the basis of information it receives, discussions with management and the independent registered public accounting firm, and the experience of the committee’s members. The committee’s role is not intended to duplicate or to certify the activities of management and the independent registered public accounting firm.

Independence of Committee Members

Each of the members of the committee meets the independence and experience requirements of the New York Stock Exchange and the SEC. Additionally, the board of directors has unanimously determined that each of the following members of the committee qualifies as an “audit committee financial expert” within the meaning of SEC regulations and possesses “accounting or related financial management expertise” within the meaning of the listing standards of the New York Stock Exchange: H. Eugene Lockhart, Jack L. Messman, Thomas G. Plaskett, and Edwina D. Woodbury.

The Committee and its Charter

The committee is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The committee has adopted, and annually reviews, a charter outlining the practices that it follows. The charter complies with all current regulatory requirements and the requirements of the New York Stock Exchange and the SEC. A copy of the committee’s charter is also available on our corporate website, www.radioshackcorporation.com, under the heading “Investor Relations” and the sub-heading “Corporate Governance.”

Discussions of the Committee

Throughout 2011, the committee met and held many discussions with management and PwC. The committee also held a number of meetings with certain individual members of RadioShack’s management present, including the Chief Financial Officer and Vice President of Internal Audit. The committee also held a number of meetings with PwC with no members of RadioShack’s management present.

Among other things, during these meetings the committee reviewed and discussed RadioShack’s audited consolidated financial statements with RadioShack’s management and PwC. The committee also discussed with PwC other matters required to be discussed by the independent registered public accounting firm with the committee under PCAOB AU 380 (Communications with Audit Committees), which include, among other items, matters related to the conduct of the audit of RadioShack’s consolidated financial statements. The committee also received and discussed with PwC its annual written report on its independence from RadioShack and its management, which is issued under applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and discussed with PwC its independence. These discussions with PwC included an examination of whether the provision of non-audit services it provided to RadioShack during 2011 was compatible with PwC’s independence. In addition, the committee obtained and reviewed a report by PwC describing the firm’s internal quality-control procedures and related matters, as required by the listing standards of the New York Stock Exchange.

The committee also reviewed key initiatives and programs aimed at maintaining and strengthening the effectiveness of RadioShack’s internal control over financial reporting and disclosure control and procedures. As part of this process, the committee continues to monitor the scope and adequacy of RadioShack’s internal auditing program and to review staffing levels and steps taken to implement recommended improvements in internal procedures and controls.

In reliance on these reviews and discussions, and the report of the independent registered public accounting firm, the committee has recommended to the board of directors, and the board of directors has approved, that the audited financial statements be included in RadioShack’s Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the SEC.

H. Eugene Lockhart (Chair)	Thomas G. Plaskett
Jack L. Messman	Edwina D. Woodbury

ITEM 2—RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012

The Audit and Compliance Committee has appointed PwC to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2012, subject to the ratification of the appointment by RadioShack’s shareholders as described below.

Fees and Services of the Independent Registered Public Accounting Firm

PwC performed the integrated audit of RadioShack’s consolidated financial statements and internal control over financial reporting for the years ended December 31, 2011 and 2010. The following is a summary of the fees billed to RadioShack by PwC for professional services rendered for the years ended December 31, 2011 and 2010, respectively:

Fee Category	2011 Fees	2010 Fees
Audit fees	$2,113,500	$1,803,500
Audit-related fees	26,000	75,000
Tax fees	45,000	43,600
All other fees	1,900	1,600

Total fees	$2,186,400	$1,923,700

Audit Fees. These are fees billed for professional services rendered for the integrated audit of RadioShack’s consolidated financial statements and internal control over financial reporting and review of the interim consolidated financial statements included in quarterly reports, along with services that only the independent registered public accounting firm can provide. These services include statutory and regulatory filings or comfort letters, statutory audits, attestation services (except those not required by statute or regulation), and consents with respect to, assistance with, and review of, certain documents filed with the SEC.

Audit-Related Fees. These are fees billed for assurance and related services that are reasonably related to the performance of the audit or review of RadioShack’s consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits, accounting consultations in connection with acquisitions and other transactions, attestation services related to financial reporting that are not required by statute or regulation, and consultations concerning financial standards as well as the impact of proposed accounting rules and standards.

Tax Fees. These are fees billed for tax services that are unrelated to the integrated audit of RadioShack’s consolidated financial statements and internal control over financial reporting. These services include assistance regarding federal, state, employee benefit plan and international tax compliance, approved tax planning, review of returns and other tax advice.

All Other Fees. These are fees for products and services other than the services described above. In fiscal years 2011 and 2010, these services included an accounting research software license fee.

Policy for Pre-Approval of Audit, Audit-Related and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The committee’s policy is to pre-approve all audit, audit-related and permissible non-audit services provided by the independent registered public accounting firm. Pre-approval is generally provided for up to one calendar year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to, and do, periodically report to the committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, along with the fees for the services performed to date. The committee may also pre-approve particular services on a case-by-case basis. The committee separately pre-approved all audit, audit-related, and permissible non-audit services provided by PwC for the years ended December 31, 2011 and 2010.

In connection with its pre-approval, the committee considers whether the provision of any permissible non-audit services is compatible with maintaining the independence of the independent registered public accounting firm. The committee has determined the provision of the permissible non-audit services described above is compatible with maintaining PwC’s independence.

Other Information

One or more representatives of PwC will be present at the annual meeting and will have an opportunity to make a statement and to respond to appropriate questions.

Ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the voting power of the shares of stock entitled to vote that are held by shareholders present in person or by proxy at the annual meeting. If the shareholders do not ratify the appointment of PwC, the Audit and Compliance Committee will reconsider the appointment.

The board of directors recommends you vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2012.

ITEM 3—NON-BINDING, ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

At our 2012 annual meeting our shareholders will have an opportunity to vote to approve, on a non-binding, advisory basis, the compensation we paid to our named executive officers during 2011 as described in the Compensation Discussion and Analysis (“CD&A”), executive compensation tables, and associated narrative disclosure included in this proxy statement. At our 2011 annual meeting, our shareholders approved the compensation paid to our named executive officers during 2010. At that meeting, 94.9% of the voting power of the shares entitled to vote and present at the meeting in person or by proxy supported our say on pay proposal.

As discussed in our CD&A beginning on page 32, our MD&C Committee has designed our executive compensation program to enhance shareholder value by linking the financial interests of our named executive officers to the financial interests of our shareholders. As a result, a substantial portion of the compensation of our named executive officers is linked to the performance of the Company. Under the heading “Pay-for-Performance” beginning on page 35, we explain that our executive compensation program was reasonably aligned with our performance over the three-year period from 2008 through 2010. Accordingly, our proposal is set forth in the following resolution:

RESOLVED: That the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of SEC Regulation S-K, including the Compensation Discussion and Analysis, executive compensation tables and narrative discussion included in the Company’s proxy statement related to its 2012 annual meeting of shareholders, is hereby APPROVED.

Though this vote is non-binding and advisory in nature, our board of directors and MD&C Committee value the opinions of our shareholders on our executive compensation.

The board of directors recommends you vote FOR the approval of the compensation paid to our named executive officers as disclosed in the Compensation Discussion and Analysis, executive compensation tables and narrative discussion included in this proxy statement.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

In this section we discuss our compensation philosophy and objectives, the elements of our compensation program, and the process and analysis involved in determining the amount and types of compensation for our named executive officers. RadioShack’s “named executive officers” for the year ended December 31, 2011 are:

•	James F. Gooch, President and Chief Executive Officer;

•	Dorvin D. Lively, Executive Vice President – Chief Financial Officer and Chief Administrative Officer;

•	Lee D. Applbaum, Executive Vice President – Chief Marketing Officer;

•	Scott E. Young, Executive Vice President – Chief Merchandise Officer; and

•	Sharon S. Stufflebeme, Senior Vice President – Chief Information Officer.

On May 19, 2011, at our annual meeting of shareholders, our former Chairman of the Board, Chief Executive Officer, and director, Julian C. Day, retired. Mr. Gooch was appointed President and Chief Financial Officer on January 21, 2011, and he became our President and Chief Executive Officer upon Mr. Day’s retirement. We entered into an agreement with Mr. Gooch on January 21, 2011 (“Agreement”), which is discussed on page 54. On August 15, 2011, Dorvin D. Lively was appointed Executive Vice President-Chief Financial Officer and Chief Administrative Officer. Bryan Bevin was formerly our Executive Vice President – Store Operations. His last day with the Company was March 4, 2011. Messrs. Day and Bevin are also listed as named executive officers on the Summary Compensation Table on page 52. Mr. Applbaum ceased being an employee of the Company on March 5, 2012.

Overview. RadioShack’s executive compensation program is designed to enhance shareholder value by linking the financial interests of our named executive officers to the financial interests of our shareholders. Highlights of the matters discussed in greater detail in this Compensation Discussion and Analysis are below:

•	Our say-on-pay proposal was approved by 94.9% of the voting power of the shares entitled to vote and present at our 2011 annual meeting of shareholders.

•	A pay-for-performance analysis confirms that our executive compensation program was reasonably aligned with the performance of the Company during the three-year period ended December 31, 2010.

•

Our board of directors adopted a clawback policy for incentive compensation in 2011, and we amended our incentive compensation plans to incorporate this policy. Our clawback policy is discussed on page 47.

•	We have no agreements with our named executive officers that provide for an excise tax gross-up in the event of a change in control.

•

In early 2012, Towers Watson provided the MD&C Committee with an update to the comprehensive compensation risk assessment of our executive compensation program that it performed in 2010, and our MD&C Committee concluded that our executive compensation program continues to strike an appropriate balance between corporate risk mitigation and pay-for-performance.

•

The elements of our executive compensation program remain as follows: base salary, annual cash incentive bonus, long-term cash incentive bonus, equity awards in the form of stock options and restricted stock, benefit and retirement plans, and perquisites and other personal benefits.

•	We made no material changes during 2011 to the process we use to set executive compensation.

•

Our Code of Ethics contains an anti-hedging policy, which prohibits directors, officers, and their related parties from trading in options, warrants, puts, calls, or other similar instruments related to our common stock or selling our common stock “short.” In addition, such persons may not hold RadioShack securities in margin accounts.

•

In order to assure the integrity of our executive compensation program, the MD&C Committee is comprised exclusively of independent members of the board. Similarly, the MD&C Committee has engaged Towers Watson to serve as its compensation consultant, and we believe Towers Watson to be independent from the Company.

Overview of Annual Cash Incentive Bonus Payments for 2011 Performance. The 2011 annual cash incentive bonus opportunity (a specified percentage of base salary) for each of our named executive officers for 2011 was based 75% on Adjusted EBITDA and 25% on Adjusted Net Sales. For purposes of determining the cash incentive compensation discussed in this proxy statement, “Adjusted EBITDA” is RadioShack’s income, including income from our discontinued operations, before reductions for interest, taxes, depreciation, and amortization, and adjustments for the cumulative effect of changes in accounting principles, non-operating loss or income, and one-time charges. The non-operating losses that have been excluded from Adjusted EBITDA include losses associated with the closing of our manufacturing plant in China and resolution of our dispute with T-Mobile. For purposes, of determining the cash incentive compensation discussed in this proxy statement, “Adjusted Net Sales” is RadioShack’s net sales and operating revenues, including sales from our discontinued operations. The MD&C Committee established an Adjusted EBITDA target of $448.0 million and an Adjusted Net Sales target of $4,562.1 million for 2011. In order to receive any payment for Adjusted Net Sales achievement, the Company was required to achieve at least $300 million in Adjusted EBITDA and at least $4,338.5 million in Adjusted Net Sales. The Company achieved Adjusted EBITDA of $280.8 million and Adjusted Net Sales of $4,440.9 million for 2011. Accordingly, other than Messrs. Day and Lively, no annual cash incentive bonus was paid to the named executive officers for 2011. Due to his retirement, Mr. Day’s annual cash incentive bonus for 2011 was prorated and based on the Company’s Adjusted EBITDA and Net Sales results through May 31, 2011. Mr. Lively’s annual cash incentive bonus for 2011 was guaranteed to be not less than a pro-rated amount of his target bonus, or $205,223. The annual cash incentive bonus for 2011 is discussed further beginning on page 41 under “Annual Cash Incentive Bonus.”

Overview of Long-Term Cash Incentive Plan Payments for 2009-2011 Performance. The 2009-2011 long-term cash incentive opportunity (a specified percentage of base salary) for each of our participating named executive officers was based on Adjusted EBITDA. The MD&C Committee established an Adjusted EBITDA target of $1,000.0 million for 2009, 2010, and 2011. The Company achieved a total Adjusted EBITDA of $1,202.6 million during this performance period. The long-term cash incentive plan is discussed further beginning on page 43 under “Long-Term Cash Incentive Plan for Executive Officers,” and the amounts paid to each of the participating named executive officers are included in the amounts listed in column (g) of the Summary Compensation Table on page 52.

Overview of Equity Awards for 2011. The MD&C Committee granted stock options and shares of restricted stock to each of our named executive officers in 2011. In connection with Mr. Gooch’s appointment as President and Chief Executive Officer, he was granted stock options and shares of restricted stock with an aggregate fair value of approximately $2 million. Mr. Gooch’s equity awards are discussed further on page 46 under “Description of Mr. Gooch’s Equity Awards.” When Mr. Lively joined the Company in August 2011, and he was granted shares of restricted stock and stock options with an aggregate fair value of approximately $200,000. Equity awards are discussed further beginning on page 45 under “Equity Incentives of Stock Option and Restricted Stock Grants,” and the amounts paid to each of the participating named executive officers is included in the amounts listed in columns (e) and (f) of the Summary Compensation Table on page 52.

Compensation Philosophy and Objectives

The MD&C Committee oversees our executive compensation program and establishes and reviews our overall compensation philosophy. The program continues to focus on the following key objectives:

Objective 1	Our compensation program is designed to encourage executive performance that benefits the overall organizational results by linking compensation to our financial and stock price performance.

Our compensation program for our named executive officers seeks to link compensation to the financial performance of RadioShack as a whole. Annual cash incentives are tied to corporate performance criteria that focus on our short-term financial objectives, and long-term cash incentives are tied to long-term corporate financial performance. These annual and long-term incentives are periodically reviewed and modified, as appropriate, by the MD&C Committee. Similarly, the program seeks to provide a meaningful portion of our named executive officers’ compensation in the form of equity-based compensation to align their compensation with RadioShack’s long-term capital appreciation and to further enhance the alignment of the interests of these executives with the interests of our shareholders.

Objective 2	Incentive compensation is designed to constitute a larger portion of total compensation for senior positions.

The MD&C Committee believes that total compensation should generally increase with position and responsibility, and when employees move to higher levels of responsibility with greater ability to influence our results, the proportion of their pay consisting of incentive compensation should accordingly increase. As a result, our executive compensation program emphasizes incentive compensation in the form of an annual cash bonus, long-term cash incentive bonus, and equity-based compensation, which are all tied to RadioShack’s overall financial performance.

Objective 3	Incentive compensation should strike a balance between short-term and long-term performance.

Our compensation program focuses management on achieving our short-term goals in a manner that supports our long-term success and profitability. Consequently, we use short-term incentives to reward effective ongoing management of RadioShack’s operations through annual performance incentives tied to our overall annual goals. Similarly, we use long-term incentives to motivate our named executive officers toward long-term management of RadioShack through prudent use of equity programs, as well as performance-based incentives under the long-term cash incentive plan, which focus management’s attention on increasing shareholder value. Because RadioShack’s long-term success should be a priority for our named executive officers, our compensation program emphasizes long-term incentives through the long-term cash incentive plan and equity-based compensation.

Objective 4	Incentive compensation should be structured to avoid creating risks that could be harmful to RadioShack’s long-term success and profitability.

Our clawback policy (which is discussed on page 47) and the structure of our incentive compensation programs serve to minimize the risks that could jeopardize RadioShack’s long-term success. The MD&C Committee believes balancing short-term and long-term incentives, and our officer stock ownership policy help reduce risks that might result from using only short-term or long-term incentives. The MD&C Committee also uses multiple performance measures in connection with our incentive compensation programs. Not only are some performance measures more meaningful to certain employees based on the nature of their role in our operations, but the use of multiple performance measures may further aid in mitigating such risks. We amended our incentive compensation plans so that those plans are subject to our clawback policy. Our incentive compensation plans include other risk mitigating features, such as maximum award limits for our annual bonus plan and long-term incentive plan.

Objective 5	Our compensation levels are designed to attract, retain, motivate and reward key executives through competitive salary and incentive plans.

Our overall compensation levels are targeted to attract the type of talented individuals needed to achieve and maintain a leadership position in the specialty retail industry. As a result, in 2011 the MD&C Committee engaged Towers Watson to compare our compensation package to the compensation of executives of a peer group of specialty retail companies to determine the overall competitiveness of our compensation package.

This compensation peer group was generally selected based on the recommendations of Towers Watson, which focused on the industry and business of the subject companies, as well as their respective revenue and market capitalization. In 2011, our compensation peer group originally consisted of the following companies:

• Advance Auto Parts, Inc.	• Borders Group, Inc.	• OfficeMax Incorporated

• AutoZone, Inc.	• Dick’s Sporting Goods, Inc.	• The Sherwin-Williams Company

• Barnes & Noble, Inc.	• GameStop Corp.	• Staples, Inc.

• Bed Bath & Beyond Inc.	• Office Depot, Inc.	• Williams-Sonoma, Inc.

• Best Buy Co., Inc.	• PetSmart, Inc.

In connection with its review of our compensation peer group in 2011, Towers Watson recommended and the MD&C Committee approved the removal of Borders Group, Inc. and Office Depot, Inc. from the group. Towers Watson also recommended and the MD&C Committee approved the addition of Big Lots, Inc., Foot Locker, Inc., The Pep Boys – Manny, Moe & Jack, Rent-A-Center, Inc., and Signet Jewelers Limited to the group. The MD&C Committee considers the relative scale and scope of these peer companies when considering the compensation levels for RadioShack’s management.

Pay-for-Performance

In 2011, the MD&C Committee requested that Towers Watson conduct a pay-for-performance analysis for the three-year period ended December 31, 2010 to determine whether our executive compensation program was reasonably aligned with the performance of the Company during that period.

Towers Watson evaluated the historical realizable pay for our five highest paid executive officers, or our “Top-5,” as compared to the compensation peer group by

•	Calculating historical realizable pay for our Top-5 for the three-year period ended December 31, 2010; and

•

Assigning a percentile rank to the Company by comparing the total historical realizable pay for our Top-5 for the three-year period ended December 31, 2010 to the historical realizable pay for the Top-5 of each of the compensation peer group companies during the same period.

The amount of compensation our Top-5 realized or could have realized during the three-year period ended December 31, 2010, or historical realizable pay, placed the Company in the 31st percentile when compared to its compensation peer group. Historical realizable pay includes base salary, annual bonus, long-term incentive plan awards, stock options (in-the-money value gain on options), restricted stock (value of grants made), and one-time compensation such as discretionary and sign-on bonuses.

Next, Towers Watson evaluated our historical performance as compared to that of the compensation peer group companies by

•	Calculating the composite historical performance of the Company using total shareholder return, EBITDA growth and revenue growth during the three-year period ended December 31, 2010; and

•	Assigning a percentile rank to the Company by comparing the historical performance of the Company to the historical performance of each of the compensation peer group companies.

Our composite stock price and financial performance during the three-year period ended December 31, 2010, or historical performance, placed the Company in the 31st percentile when compared to the compensation peer group.

Finally, Towers Watson evaluated whether, as compared to our compensation peer group, the Company’s realizable compensation for its Top-5 was aligned with the Company’s performance for 2008 through 2010. As illustrated in the table below, Towers Watson advised the MD&C Committee, and the MD&C Committee concluded, that our executive compensation program for 2008 through 2010 was reasonably aligned with our performance for the period.

Role of Management in Compensation Decisions

Although the MD&C Committee oversees RadioShack’s executive compensation program, our compensation and benefits department provides analyses and data to assist the MD&C Committee in determining the types and amounts of compensation elements to be paid to our named executive officers (other than our Chief Executive Officer). Management evaluates the performance of these officers (other than our Chief Executive Officer). The MD&C Committee utilizes these analyses, data and evaluations to set the compensation elements for these executive officers. Management also assists with recruiting and hiring new officers, including our named executive officers (other than our Chief Executive Officer). The MD&C Committee oversees the work of management with respect to changes to and administration of certain of our compensation and benefit plans. In addition, the MD&C Committee reviews and discusses with management the disclosures regarding compensation matters contained in the Company’s proxy statements. The board of directors reviews the performance of and approves all compensation decisions regarding our Chief Executive Officer.

Compensation Consultant

As authorized under its charter, the MD&C Committee engaged Towers Watson in 2011 to advise the MD&C Committee regarding executive compensation issues, which include the amount and form of executive compensation. RadioShack’s human resources department engages Towers Watson from time to time in connection with compensation issues, including executive compensation matters, with the approval of the MD&C Committee.

In 2011 the MD&C Committee requested that Towers Watson undertake the projects listed below. Unless stated otherwise, Towers Watson made no recommendation in connection with these projects.

•	Advise the MD&C Committee and the Board of Directors in connection with the compensation established for Mr. Gooch under his Agreement.

•	Outcome: Towers Watson provided the MD&C Committee with market analysis and benchmarking information in connection with the MD&C Committee’s negotiation of Mr. Gooch’s compensation.

•	Perform a compensation market analysis with respect to the total direct compensation of our named executive officers.

•

Outcome: Towers Watson provided the MD&C Committee with compensation market analysis concerning the compensation of our named executive officers based on data obtained from the 2011 proxy statements of companies in our updated compensation peer group. The compensation elements included in this analysis were base salary, annual incentives, long-term incentives, and one-time awards. Towers Watson estimated that our named executive officers’ base salaries and target annual cash incentives were below the 50th percentile of our compensation peer group, and the grant-date fair values of their long-term incentives (excluding one-time awards) were below the 25th percentile of our compensation peer group. Towers Watson advised the MD&C Committee on the possible causes for the lower market positioning of the named executives’ compensation, and Towers Watson recommended a measured approach to raising the market positioning. The MD&C Committee is continuing its consideration of Towers Watson’s recommendation.

•	Perform a market overview of long-term incentives used by companies in our compensation peer group and the general industry.

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Outcome: Towers Watson provided an assessment of overall market trends concerning long-term incentives, including the type and mix of incentives, performance measures and goals, measurement periods, and payout structures.

•	Perform an historical pay-for-performance analysis of our five most highly compensated executives against our compensation peer group for 2008 through 2010.

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Outcome: Towers Watson provided the MD&C Committee with its report containing its pay-for-performance analysis. Towers Watson advised the MD&C Committee, and the MD&C Committee concluded, that our executive compensation program for 2008 through 2010 was reasonably aligned with our performance for the period.

•	Provide an update to its comprehensive compensation risk assessment performed in 2010.

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Outcome: Towers Watson provided the MD&C Committee with an update to its 2010 comprehensive report evaluating the risks associated with our executive compensation programs. Consistent with Towers Watson’s update, the MD&C Committee concluded that our executive compensation program strikes an appropriate balance between corporate risk mitigation and pay-for-performance.

•	Monitor, review and evaluate RadioShack’s compensation peer group in light of market developments.

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Outcome: Towers Watson monitored market developments with respect to certain companies included in our compensation peer group, and provided the MD&C Committee with a report reviewing our compensation peer group and evaluating certain companies the MD&C Committee might consider adding to or removing from the group. In connection with its monitoring, review and evaluation, Towers Watson recommended the MD&C Committee remove three companies from our compensation peer group and add seven companies to the group. The MD&C Committee considered the market developments and other reasons offered in support of these recommendations, and approved the removal of Borders Group, Inc. and Office Depot, Inc. from our compensation peer group and the addition of the following companies to the group: Big Lots, Inc., Foot Locker, Inc., The Pep Boys – Manny, Moe & Jack, Rent-A-Center, Inc., and Signet Jewelers Limited

•

Provide updates concerning recent trends and key issues, including executive compensation reform and compensation- and governance-related matters arising under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

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Outcome: Towers Watson provided the MD&C Committee with various reports and updates throughout the year concerning recent trends and key issues. Towers Watson updated the MD&C Committee throughout the year on developments concerning say-on-pay.

•	Perform an independent review of our compensation-related corporate governance disclosures and processes.

•	Outcome: Towers Watson reviewed and analyzed our compensation-related corporate governance disclosures and processes.

Throughout the year, the MD&C Committee requested that Towers Watson participate in discussions with the MD&C Committee concerning the executive compensation matters described above. During these discussions, Towers Watson provided the MD&C Committee with observations and advice concerning the amounts and elements of compensation in RadioShack’s executive compensation program.

Process for Setting Compensation

At our 2011 Annual Meeting of Shareholders, our shareholders voted on a proposal to approve the executive compensation of our named executive officers for 2010. This proposal, known as “say-on-pay,” received 71,925,742 votes in favor of it, or approximately 94.9% of the voting power of the shares entitled to vote and present at the meeting. Although this was a non-binding, advisory vote, the board and the MD&C Committee have considered, and will continue to consider, the outcome of the vote when determining future compensation policies and decisions for our named executive officers. We believe that the strong shareholder support this proposal garnered confirms that our shareholders are supportive of the compensation philosophy of the Company. Nonetheless, the MD&C Committee will continue to evaluate the Company’s compensation policies and decisions in light of the advice of its compensation consultant and changing market conditions.

We made no material changes in 2011 to our process for setting compensation as compared to the process used in 2010. The MD&C Committee structured RadioShack’s 2011 executive compensation program based on the compensation philosophy and objectives described above. The MD&C Committee continues to believe that our named executive officers’ interests are more closely aligned with those of our shareholders when incentive compensation constitutes a greater proportion of their total compensation.

While the MD&C Committee uses the information obtained from Towers Watson as a general guide for determining compensation elements for our named executive officers, individual factors may cause the actual amount of compensation to vary from these targets. For example, in the case of new executive-level hires, the level and mix of elements of compensation are typically a result of negotiations between RadioShack and the named executive officer and reflect the most recent trends in compensation, while the Towers Watson information tends to be historical. In the case of existing named executive officers, the actual compensation may vary as a result of the officers’ responsibilities, experience level and prior performance.

The MD&C Committee seeks to provide a significant portion of total compensation in the form of annual, long-term and equity incentives, in light of the objectives set forth above. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the MD&C Committee reviews information provided by Towers Watson to determine the appropriate level and mix of incentive compensation. Further, when allocating among long-term incentives (such as between the long-term cash incentive plan and equity incentives), items such as the number of shares available for grant, level of employment and job performance are considered. Ultimately, our executives’ incentive compensation is realized as a result of RadioShack’s performance compared to established goals and stock price appreciation.

Throughout the year, the MD&C Committee monitors the effectiveness of the components of the compensation program, including performance measures for the annual bonus and long-term incentive plan. After the end of the year, the MD&C Committee compares the compensation of our named executive officers to that of our compensation peer group to monitor the overall competitiveness of RadioShack’s compensation package.

The compensation terms relating to Mr. Gooch’s promotion to President and Chief Executive Officer were subject to negotiations between Mr. Gooch and the MD&C Committee. As noted above, the MD&C Committee requested Towers Watson to provide assistance by developing and benchmarking the compensation terms of Mr. Gooch’s Agreement. The MD&C Committee also utilized independent outside legal counsel to assist it in evaluating and negotiating the terms of Mr. Gooch’s Agreement. In the course of developing Mr. Gooch’s compensation package, the MD&C Committee determined that a substantial portion of Mr. Gooch’s compensation should be in the form of equity awards in order to foster enhanced alignment with the interests of our shareholders. Mr. Gooch’s Agreement provided that he would receive an equity award with a fair value of $2 million at the same time the MD&C

Committee made its annual equity awards to the other executive officers of the Company. His Agreement further provided that Mr. Gooch would receive an option with a fair value of $2 million shortly after he was appointed Chief Executive Officer on May 19, 2011. The terms of Mr. Gooch’s Agreement are discussed further beginning on page 54.

Elements of Compensation

Ultimately, the compensation program for our named executive officers is designed to reward them for RadioShack’s short- and long-term financial and stock performance through the use of annual and long-term incentives and equity-based compensation. The program also seeks to create incentives to retain these executives through competitive levels of compensation.

Our executive compensation program contains the following key elements to assist in achieving the objectives described above:

•	base salary,

•	annual cash incentive bonus,

•	long-term cash incentive bonus,

•	equity incentives,

•	benefit and retirement plans, and

•	perquisites and other personal benefits.

Each of our compensation elements has been chosen because it supports our compensation philosophy and one or more of our compensation objectives as discussed on pages 34 through 35. The table below indicates which objective(s) is supported by each compensation element. This table also provides an overview of the key design features of each element and highlights certain decisions or other activity during 2011.

Compensation Element	Compensation Objective Linkage	Key Features and 2011 Highlights

Base Salary	Objective 5	• Increases for Messrs. Gooch (39%), Applbaum (3%), Young (19%), and Stufflebeme (4%). • May vary due to internal review, individual performance, nature of position and responsibilities.

Annual Cash Incentive Bonus	Objectives 1-5

•    Adoption of incentive compensation clawback policy applicable to our annual cash incentive bonus.

•    Other than Messrs. Day and Lively, the named executive officers received no annual cash incentive bonus for 2011.

•    Mr. Lively’s 2011 annual bonus was guaranteed to be no less than $205,223.

•    Annual cash incentive bonus target opportunity is expressed as a percentage of base salary ranging from 70% to 120%.

•    Mr. Day’s 2011 annual bonus was pro-rated due to his retirement on May 19, 2011.

Compensation Element	Compensation Objective Linkage	Key Features and 2011 Highlights

Long-Term Cash Incentive	Objectives 1-5

•    Adoption of incentive compensation clawback policy applicable to our Long-Term Incentive Plan.

•    100% based on Adjusted EBITDA for 2009 through 2011 – $1,202.6 million, or 120.3% of the target established by the MD&C Committee.

•    The participating named executive officers realized 150% of their target opportunity long-term cash incentive.

•    Mr. Day was not eligible to participate in our Long-Term Incentive Plan.

Equity Awards	Objectives 1-5

•    Adoption of incentive compensation clawback policy applicable to performance-based equity awards granted under the 2009 Incentive Stock Plan that are to be paid, earned or vested based on the Company’s reported financial results.

•    Mr. Gooch received equity awards upon his promotion to President and Chief Executive Officer.

•    Mr. Lively received equity awards upon his appointment to Executive Vice President-Chief Financial Officer and Chief Administrative Officer.

•    Allocation of 2011 equity awards, excluding Mr. Gooch’s and Mr. Lively’s awards: restricted stock – 77%; stock options – 23%.

Benefit and Retirement Plans	Objective 5	• No material changes to other benefit or retirement plans in 2011.

Perquisites and Other Personal Benefits	Objective 5	• Relocation assistance provided to Mr. Lively according to the terms of his offer letter. • No material changes to perquisites or other personal benefits in 2011.

Base Salary

The MD&C Committee reviewed the compensation for our named executive officers, other than Mr. Gooch, in February 2011 in connection with its review of each person’s individual 2010 performance. The MD&C Committee reviewed Mr. Gooch’s performance and increased his base salary to $850,000 per year in connection with his promotion in January 2011. The MD&C Committee reviewed compensation peer group base salary data provided by Towers Watson. The salaries of Messrs. Applbaum and Young, and Ms. Stufflebeme were increased 3%, 19% and 4%, respectively, based on their 2010 performance and compensation peer group data provided by Towers Watson. Mr. Lively’s offer letter established his base salary for 2011.

Annual Cash Incentive Bonus

Annual Bonus under the Compensation Plan. We believe it is important to provide our named executive officers with an annual cash incentive that is tied to meaningful yearly financial goals. Our annual cash incentive bonus plan, which we refer to as our annual bonus plan, is established by the MD&C Committee each year and is based on corporate performance.

Our annual bonus plan is designed to comply with Section 162(m) of the Internal Revenue Code, and each year the MD&C Committee selects the performance measure(s) that it believes will most effectively support our compensation objectives listed above. Bonuses are paid based on the attainment of certain quantitative performance goals associated with one or more of the shareholder-approved performance measures.

Each named executive officer’s annual bonus plan opportunity is established by the MD&C Committee as a percentage of the officer’s base salary. The percentage of base salary for each named executive officer varies by the named executive officer’s level and overall job responsibilities. Each named executive officer’s target annual bonus plan opportunity for 2011 is set forth in the table to the right.

Name	2011 Annual Bonus Plan Target Opportunity as a Percentage of Base Salary
James F. Gooch	120%
Dorvin D. Lively	85%
Lee D. Applbaum	75%
Scott E. Young	70%
Sharon S. Stufflebeme	70%

The MD&C Committee, after consultation with management, approves the annual bonus plan performance target(s) early each year. Minimum and maximum targets are also established for each performance measure. After the end of the year, the MD&C Committee reviews RadioShack’s actual performance against these previously established performance targets. Actual amounts payable may be interpolated where our performance is above or below the target. In determining the extent to which the performance goal(s) were met for a given period, the MD&C Committee exercises its judgment, in its sole discretion, as to whether to reflect or exclude the impact of changes in accounting principles and extraordinary, unusual or infrequently occurring events.

2011 Annual Bonus Plan. The 2011 Annual Bonus Plan for the named executive officers was established with two performance measures, Adjusted EBITDA and Adjusted Net Sales, each as defined on page 33. For each of our named executive officer’s annual bonus plan for 2011, 75% was based on Adjusted EBITDA and 25% was based on Adjusted Net Sales. The MD&C Committee provided that the Adjusted Net Sales component of the 2011 Annual Bonus Plan would require achievement of both a minimum threshold of $300 million in Adjusted EBITDA and a minimum threshold of $4,338.5 million in Adjusted Net Sales. The MD&C Committee selected these measures because they are closely linked with the interests of our shareholders. Based on the terms of the 2009 Annual & Long-Term Incentive Compensation Plan, Mr. Day received a pro-rated bonus under the 2011 Annual Bonus Plan due to his retirement on May 19, 2011. His bonus was based on the Company’s Adjusted EBITDA and Net Sales results through May 31, 2011. Based on the terms of his offer letter, Mr. Lively’s 2011 annual bonus was guaranteed to be no less than the pro-rated amount of his target bonus opportunity, or $205,223.

The MD&C Committee established the goals set forth in the charts below for Adjusted EBITDA and Adjusted Net Sales performance for 2011 with the corresponding award amounts as a percentage of the target opportunity for each of our named executive officers. The charts also indicate the 2011 Adjusted EBITDA and Adjusted Net Sales performance. Pursuant to the definition of Adjusted EBITDA previously established by the MD&C Committee, income was adjusted to include income from our discontinued operations, and to exclude the losses associated with closing our manufacturing plant in China and resolution of our dispute with T-Mobile. Similarly, pursuant to the definition of Adjusted Net Sales previously established by the MD&C Committee, Net Sales was adjusted to include net sales from our discontinued operations. Accordingly, the amounts used to determine the Company’s Adjusted EBITDA and Adjusted Net Sales performance for purposes of the 2011 Annual Bonus Plan, and the 2011 Adjusted EBITDA and Adjusted Net Sales performance shown below, include the Company’s discontinued operations and exclude these losses. We reported Adjusted EBITDA from continuing operations of $237.8 million in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011. This amount excludes $8.8 million of Adjusted EBITDA from our discontinued operations, and includes $10.8 million of costs associated with the closure of our manufacturing plant in China, and $23.4 million associated with the resolution of our dispute with T-Mobile. We reported Net Sales from continuing operations of $4,378.0 million in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011. This amount excludes $62.9 million in net sales from our discontinued operations.

Based on the above results, other than Messrs. Day and Lively, none of our named executive officers received any payment under the 2011 Annual Bonus Plan because Adjusted EBITDA for 2011 was less than $300 million.

Long-Term Cash Incentive Plan for Executive Officers

The MD&C Committee believes cash incentives with performance periods longer than our annual bonus plan align the interests of our executive officers, including certain of our named executive officers, with the interests of RadioShack’s key strategic long-term business objectives. The MD&C Committee believes such incentives support the long-term growth of shareholder value. The MD&C Committee seeks to provide RadioShack’s named executive officers with target long-term cash incentives that are competitive with those offered by the companies in our compensation peer group. Our long-term cash incentive plan, which we refer to as our LTIP, is designed to comply with Section 162(m) of the Internal Revenue Code, and the MD&C Committee selects the performance measure(s) for each multi-year cycle that it believes will most effectively support our compensation objectives listed above. Awards are paid based on the attainment of certain quantitative performance goals associated with one or more of the shareholder-approved performance measures.

Earlier this year and during each of the past three years, the MD&C Committee has granted LTIP awards to our executive officers, including certain of our named executive officers. The outstanding LTIP awards granted by the MD&C Committee for our named executive officers who were employed by the Company on December 31, 2011 are listed in the table below, followed by additional explanation.

Year Established	LTIP Period	Year Payable if Achieved	Named Executive Officers Participating	LTIP Target as a Percentage of Base Salary
2009	2009-2011	2012	Gooch and Applbaum Stufflebeme	100% 70%

2010	2010-2012	2013	Gooch, Lively, Applbaum, and Young Stufflebeme	100% 70%

2011	2011-2013	2014	Gooch, Lively, Applbaum, and Young Stufflebeme	100% 70%

2012	2012-2014	2015	Gooch, Lively, Applbaum, and Young Stufflebeme	100% 70%

After the end of each performance cycle, the MD&C Committee reviews RadioShack’s actual performance in light of each of the performance measures established at the beginning of the cycle. Actual amounts payable may be interpolated where our performance is above or below the target. In determining the extent to which the performance goal(s) were met for a given period, the MD&C Committee exercises its judgment, in its sole discretion, as to whether to reflect or exclude the impact of changes in accounting principles and extraordinary, unusual or infrequently occurring events. Any awards are paid in cash as soon as practicable following the end of each performance period.

2009, 2010, 2011, and 2012 Long-Term Incentive Plan Performance Cycles

2009 Long-Term Incentive Plan Performance Cycle. The performance cycle for 2009 through 2011 (payable in 2012) (the “2009 LTIP”) was based on the total Adjusted EBITDA for fiscal years 2009, 2010, and 2011. The MD&C Committee selected this measure for this long-term incentive plan because it is closely associated with creating long-term value for our shareholders. The MD&C Committee established the goals found in the chart below for Adjusted EBITDA performance for 2009 through 2011 with the corresponding award amount as a percentage of the target opportunity for each of our named executive officers. The chart also indicates the 2009 through 2011 Adjusted EBITDA performance. Pursuant to the definition of Adjusted EBITDA previously established by the MD&C Committee, income was adjusted to include income from our discontinued operations, and to exclude the losses associated with closing our manufacturing plant in China and resolution of our dispute with T-Mobile. Accordingly, the amounts used to determine the Company’s Adjusted EBITDA for purposes of the 2009 LTIP include the Company’s discontinued operations and exclude these losses. We reported Adjusted EBITDA from continuing operations for 2009, 2010, and 2011 of $1,117.2 million in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011. This amount excludes $51.2 million of Adjusted EBITDA from our discontinued operations, $10.8 million of costs associated with the closure of our manufacturing plant in China, and $23.4 million associated with the resolution of our dispute with T-Mobile.

Based on the above results, our named executive officers received the following amounts based on our Adjusted EBITDA performance for 2009 through 2011. The award for Ms. Stufflebeme was pro-rated because she began working for us in 2009 after this performance period began. Messrs. Lively and Young did not participate in the 2009 LTIP because they began working for us after 2009.

2010, 2011 and 2012 Long-Term Incentive Plan Performance Cycles. The cash payments for certain of our named executive officers under the 2010, 2011, and 2012 plan cycles will be based on achievement of RadioShack’s Adjusted EBITDA targets. Actual amounts payable, if any, under the 2010, 2011 and 2012 Long-Term Incentive Plan Performance Cycles will range from 25% to 200% of the target award and may be interpolated where our performance is above or below the target.

Equity Incentives of Stock Option and Restricted Stock Grants

Equity grants (other than grants to newly-hired or promoted employees) are typically approved at the MD&C Committee’s regularly-scheduled February meeting. Historically, the MD&C Committee has utilized a combination of stock options and restricted stock grants with time-based vesting as part of its compensation program for our named executive officers. Based on information provided by Towers Watson, the MD&C Committee has chosen to provide two time-vested equity awards, in part because our long-term cash incentive plan awards are performance based. The MD&C Committee seeks to provide our named executive officers with total long-term incentives that are competitive with those offered by the companies in our compensation peer group. The MD&C Committee generally emphasized restricted stock awards in 2011 as it did in 2010. Excluding Mr. Gooch’s and Mr. Lively’s equity grants, 77% of the value of the equity grants made to each named executive officer was granted in the form of restricted stock, and approximately 23% of the value of the equity grants was granted in the form of stock options. Mr. Gooch’s equity grants for 2011 are described below under “Description of Mr. Gooch’s Equity Awards.”

Our earnings releases, including the annual earnings release, are issued in conjunction with our quarterly and annual report filings with the SEC. Consequently, the annual earnings release is issued after the February meeting in which the MD&C Committee typically approves annual stock option grants. In order that our earnings information (whether positive or negative) can be reflected in the exercise price of the stock options approved at this meeting, stock options are granted and priced at the fair market value (the average of the high and low sales prices) of our common stock on the grant date. The grant date is at least two full trading days after the annual earnings release.

In order to determine the number of stock options and shares of restricted stock to be granted to certain of our officers, the MD&C Committee determines the dollar value and type of equity awards to be granted. The number of options and shares to be granted is based on the average of the fair market values of our common stock on the 15 trading days immediately preceding the grant date, rather than the fair market value on a single date preceding the MD&C Committee’s meeting. The MD&C Committee chose this process for determining the number of stock options and shares of restricted stock to be granted in order to mitigate the effect that volatility in our stock price between the MD&C Committee’s February meeting date and the grant date can have on the value of the equity awards granted.

All options are awarded with an exercise price per share equal to the fair market value per share of our common stock (the average of the high and low sales prices) on the date of grant, which must be at least two full trading days after the annual earnings release. Options may not be repriced absent approval of our shareholders. Our stock options granted during the past several years have had terms of seven years. Typically, options vest ratably over three years from the date of grant, though some of Mr. Gooch’s stock options have a different vesting schedule (see “Description of Mr. Gooch’s Equity Awards” below). Prior to the exercise of an option, the holder has no rights as a shareholder with respect to the shares subject to the option, including voting rights and the right to receive dividends or dividend equivalents.

Shares of restricted stock granted to our named executive officers generally vest ratably over three years from the date of grant, including all unvested restricted stock awards held by our named executive officers on December 31, 2011. Holders of unvested restricted stock have the right to vote the shares. Dividends payable on shares of unvested restricted stock are deferred until the restrictions on the shares have lapsed or the shares are no longer subject to a substantial risk of forfeiture; if the shares vest, dividends are paid to the recipient in cash, without interest.

The vesting of options held for at least one year from the grant date and restricted stock generally accelerate upon the death, disability, or retirement (at or after age 55) of the holder or a change in control of RadioShack. Mr. Day’s unvested restricted stock vested upon his retirement on May 19, 2011.

Description of Mr. Gooch’s Equity Awards

In connection with his appointment as President of the Company in January 2011, Mr. Gooch and the Company entered into the Agreement, which includes the compensation terms of his employment. As provided in the Agreement, on February 25, 2011 the MD&C Committee granted Mr. Gooch 98,545 shares of restricted stock and an option to acquire 84,289 shares of the Company’s common stock. The per share exercise price of the option is $14.80, the fair value of a share of the Company’s common stock on the grant date. These equity awards vest ratably on each of the first three anniversaries of the grant date.

As further provided in his Agreement and in connection with Mr. Gooch being appointed Chief Executive Officer of the Company, on May 24, 2011 the MD&C Committee granted an option to

Mr. Gooch to acquire 366,434 shares of the Company’s common stock (the “Promotional Award”). The per share exercise price of the Promotional Award is $15.58, the fair value of a share of the Company’s common stock on the grant date. The Promotional Award is subject to time-based vesting over four years as follows: February 1, 2012 (10%), February 1, 2013 (15%), February 1, 2014 (25%), February 1, 2015 (50%).

The equity awards granted to Mr. Gooch in 2011 were granted under the Company’s shareholder-approved 2009 Incentive Stock Plan. All of the options granted to Mr. Gooch in 2011 have a term of seven years. These equity awards are subject to the terms of the Agreement in the event of termination of his employment. For further information, see “Mr. Gooch’s Severance Benefits” on page 61.

Stock Ownership Policy

As of December 31, 2011, RadioShack’s stock ownership policy for its corporate officers required our named executive officers to own RadioShack common stock with a minimum value equal to a multiple of the officer’s base salary as set forth in the table to the right.

Named Executive Officer	Multiple of Base Salary
James F. Gooch	3.0
Dorvin D. Lively	2.0
Lee D. Applbaum	2.0
Scott C. Young	2.0
Sharon S. Stufflebeme	1.5

•

All officers must show reasonable progress toward the required stock ownership level and ultimately become compliant with the policy. Until compliant, officers are required to retain all shares held in their shareholder and brokerage accounts, as well as 75% of the net shares received from the exercise of stock option grants and vested restricted stock.

•	Shares owned outright, held in trust, held in the RadioShack 401(k) Plan or the RadioShack Puerto Rico 1165(e) Plan, and unvested shares of restricted stock, count toward the achievement of the goal.

•

Achievement of the appropriate ownership amounts set forth in the policy is evaluated as of each December 31 based on the average per share closing price of RadioShack’s common stock for the year, and failure to comply with the ownership goal and the retention level will impact future compensation decisions regarding the officer.

As of December 31, 2011, two of our named executive officers had achieved their respective ownership amounts.

Clawback Policy

Our board approved an incentive compensation recoupment policy, or clawback policy, in 2011 (the “Policy”). The Policy generally applies to persons who have been designated by the board as executive officers at the time the applicable compensation was paid, earned, or vested. The Policy covers cash and equity-based incentive compensation that is paid, earned, or vested based on the Company’s reported financial results, but does not apply to any awards granted or otherwise established before January 1, 2012. The Policy provides for recovery of incentive compensation paid to an executive officer where the payment, earning, or vesting of such compensation was based on previously reported financial results that are required to be materially restated as a result of fraud or intentional misconduct perpetrated by the executive officer who received such incentive compensation. The period covered by the Policy is two years following the date any incentive compensation is paid, earned, or becomes vested. The Policy grants discretion to the MD&C Committee to recover or cancel any such payments or equity awards to the extent the payment or equity award would not have been paid, earned or vested if based on the financial results as restated. For purposes of the Policy “fraud or intentional misconduct” means embezzlement or theft, the commission of any act or acts resulting in the conviction (or plea of guilty or nolo contendere) of such executive officer of a felony, or willful malfeasance or willful misconduct in connection with the executive officer’s financial reporting obligations for the Company. A determination that fraud or willful misconduct has caused the Company to materially restate its financial results must be made by a majority of all of the independent members of the board.

Anti-Hedging Policy

Our Code of Ethics contains our anti-hedging policy, which prohibits directors, officers, and their related parties from trading in options, warrants, puts, calls, or other similar instruments related to our common stock or selling our common stock “short.” In addition, such persons may not hold RadioShack securities in margin accounts.

Benefit and Retirement Plans

The benefit and retirement plans available to our named executive officers include, among others, the RadioShack 401(k) Plan, the RadioShack Executive Deferred Compensation Plan, and, with respect to Messrs. Gooch and Bevin, the RadioShack Supplemental Executive Retirement Plan.

RadioShack 401(k) Plan. Our RadioShack 401(k) Plan is a tax-qualified defined contribution plan. Eligible employees may direct their contributions into various investment alternatives, including RadioShack common stock.

Our 401(k) Plan allows participants to defer before tax, via payroll deductions, from 1% to 75% of their annual compensation, limited to certain annual maximums required by the Internal Revenue Code. Our 401(k) Plan also provides that RadioShack’s contribution to each participant’s account maintained under the plan is an amount equal to 100% of the participant’s contributions (limited as described in the previous sentence) up to 4% of the participant’s annual compensation. This percentage contribution is discretionary and may change or be suspended in the future.

Any contributions by RadioShack are made in cash directly to our 401(k) Plan and are deposited according to the investment allocation chosen by each participant for the participant’s own contributions. Participants may, in their sole discretion, immediately reinvest RadioShack’s contributions into other investment alternatives provided by our 401(k) Plan, subject to its terms and the provisions of our Insider Trading Policy.

Supplemental Executive Retirement Plan. The MD&C Committee designated Messrs. Gooch and Bevin as participants in our Supplemental Executive Retirement Plan (“SERP”) at the time they joined the Company. Upon retirement at age 55 years or older, participants are eligible to receive, for ten years, an annual amount equal to a percentage of the average of their five highest consecutive years of compensation (base salary and annual bonus) (“Average Compensation”), to be paid in 120 monthly installments. The percentage of the compensation increases by 2 1/2 percentage points for each year of tenure as a RadioShack officer, up to a maximum of 50%. The formula below illustrates how the monthly retirement benefits under the SERP are calculated:

(2 1/2%	×	Years of Service as a RadioShack Officer	×	Average of Five Highest Years of Compensation	)	÷	12	=	Monthly Retirement Benefit
(Up to a maximum of 50%)

If a participant retires prior to the age of 65 or after the age of 70, the participant’s benefits under the SERP are reduced as specified by the SERP. No benefits are paid under the SERP if the participant retires prior to the age of 55 or after the age of 75.

Executive Deferred Compensation Plan. Our regular full-time officers of RadioShack Corporation or its subsidiaries are eligible to participate in the Executive Deferred Compensation Plan (“EDCP”). Any right to receive a payment under our EDCP is equal to that of an unsecured general creditor of the Company. Ms. Stufflebeme is the only named executive officer who was a participant in the EDCP during 2011.

Participants in the EDCP may defer up to 80% of the participant’s base salary, annual cash incentive bonus, and/or long-term cash incentive award. The terms of the EDCP do not include any matching contributions paid by the Company. Participants have a deferral account established in their name in order to account for the participant’s deferrals and associated earnings. In order to make deferrals, participants are required to execute a deferral election no later than certain dates depending on the type of compensation being deferred.

Each participant’s deferral account is credited with the amount deferred at the time the participant would otherwise have received the compensation. Each participant has a non-forfeitable, fully vested right to the amount in the participant’s deferral account at all times. Participants are entitled to direct the investment of the amount in the participant’s deferral account in the investment choices offered by the MD&C Committee. According to the terms of the EDCP, the investment choices offered in the EDCP cannot include RadioShack securities, but in 2011 the investment choices offered in the EDCP were otherwise largely the same as those offered in the 401(k) Plan.

Each participant’s deferral account will be distributed to the participant in cash after the participant experiences a separation from service or pursuant to a payment election. Distributions are subject to other terms as set forth in the EDCP.

Perquisites and Other Personal Benefits

We provide our named executive officers with perquisites and other personal benefits that management and the MD&C Committee believe are reasonable and consistent with the overall compensation program to enable us to attract and retain employees for key positions more effectively. These perquisites and benefits may include payment for annual physicals, executive life and long-term disability insurance, personal liability insurance, and financial counseling. Newly-hired employees may also receive payment or reimbursement of moving and relocation costs, reimbursement of premiums under the Consolidated Omnibus Budget Reconciliation Act (COBRA) and a relocation allowance. The MD&C Committee reviews the levels of perquisites and other personal benefits provided to our named executive officers from time to time. We do not own or lease any corporate aircraft.

Attributed costs of the perquisites and personal benefits described above for our named executive officers for the fiscal year ended December 31, 2011 are described in greater detail in the All Other Compensation for 2011 table beginning on page 53.

Potential Payment Obligations upon Termination of Employment or Change in Control

The terms of our Officers’ Severance Program provide for the payment of benefits upon a termination of employment other than for death, disability or cause, or upon a resignation for good reason. The benefit amounts are established to be competitive with those provided by the companies in our compensation peer group and to provide compensation and benefits in amounts to sufficiently support the covered executives until they would reasonably be expected to secure comparable employment. The terms of our Termination Protection Plan (Level I) provide for the payment of benefits upon a termination of employment prior to or following a change in control. All of the named executive officers other than Mr. Gooch are participants in the Officers’ Severance Program and the Termination Protection Plan (Level I). These benefits are discussed further at “Potential Payment Obligations Upon Termination of Employment or Change in Control” beginning on page 61. Mr. Gooch’s Agreement provides the benefits he would be entitled to in the event of a termination of his employment, including a termination in connection with a change in control, and the Agreement terminated his Termination Protection Agreement and his participation in our Officers’ Severance Program. Mr. Gooch’s severance benefits under the Agreement, including provisions concerning equity awards outstanding at the time of his termination, are discussed further at “Mr. Gooch’s Severance Benefits” beginning on page 61. Neither our Termination Protection Plan (Level I) nor any of our current agreements with our executive officers, including the Agreement, includes a gross-up for excise taxes.

We recognize that providing benefits under certain circumstances where there is a termination of employment or a change in control allows our executives to direct their full attention towards the Company’s business objectives. We believe that in addition to being customary in the marketplace, these benefits are necessary to retain key employees when the Company is operating in a dynamic environment. In the event a corporate transaction was being considered, we believe these provisions would encourage the executives to act in the best interest of shareholders without undue concern about how the transaction might negatively affect their own employment.

Tax and Accounting Implications

Policy Regarding Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally limits corporate deductions to $1 million for compensation paid to a person who on the last day of a fiscal year is either the chief executive officer or among the three most highly compensated officers other than the chief executive officer or chief financial officer. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met.

In order that annual incentive bonus and long-term incentive plan payments to executives subject to Section 162(m) may be deductible by RadioShack, the specified performance measure(s) and goal(s) for annual incentive bonuses and for long-term incentive plan payments set for each fiscal year under the shareholder-approved 2009 RadioShack Annual & Long-Term Incentive Compensation Plan must also be met. As discussed below, however, the MD&C Committee retains the right to adjust performance goals and award bonuses outside of this plan in appropriate circumstances, including bonuses and long-term incentive plan payments that may not be deductible in part or in full.

Officer stock options have been granted under the 2001 Incentive Stock Plan and the RadioShack 2009 Incentive Stock Plan, which have been approved by our shareholders. We believe these stock option grants meet the definition of performance-based compensation and are therefore exempt from the deduction limitations imposed by Section 162(m). All of the options granted to Mr. Gooch have been issued from shareholder-approved plans.

Although the MD&C Committee designs certain components of its executive compensation program to seek full deductibility, the MD&C Committee believes that the interests of shareholders are best served by not restricting the MD&C Committee’s discretion and flexibility in crafting and adjusting compensation programs, even though such programs may result in certain non-deductible compensation expenses. The MD&C Committee has from time to time approved elements of compensation for officers that are not fully deductible, and reserves the right to do so in the future in appropriate circumstances. Accordingly, the MD&C Committee has not and will not make compensation decisions based solely on the deductibility of compensation for federal income tax purposes.

Accounting for Stock-Based Compensation

Our accounting for stock-based compensation, including grants of stock options and restricted stock, is done in accordance with the requirements of FASB ASC Topic 718.

COMPENSATION COMMITTEE REPORT

The MD&C Committee has reviewed and discussed with management the Compensation Discussion and Analysis beginning on page 32. Based on this review and discussion, the MD&C Committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Edwina D. Woodbury (Chair)	Julie A. Dobson
Frank J. Belatti	Jack L. Messman

Compensation Committee Interlocks and Insider Participation

The MD&C Committee of the board of directors is composed entirely of the independent directors listed above. No member of the MD&C Committee has a professional, familial or financial relationship with any of the named executive officers of RadioShack, other than his or her directorship with RadioShack or relationships that would be considered trivial in nature.

Additional Information Regarding the

MD&C Committee

Compensation decisions regarding RadioShack’s named executive officers are made by the MD&C Committee. RadioShack’s compensation and benefits department supports the MD&C Committee in its duties and, along with RadioShack’s Chief Executive Officer, may be delegated authority to fulfill certain administrative duties regarding the compensation programs. The MD&C Committee’s charter grants it the authority to retain outside legal counsel, independent compensation consultants, experts or other advisors as it deems necessary to fulfill its responsibilities (including evaluation of the Chief Executive Officer and executive compensation), without obtaining the approval of the board of directors or any officer in advance. The MD&C Committee also has the sole authority to approve any such counsels’, consultants’ or other advisors’ fees and other terms of retention.

The MD&C Committee’s membership is determined annually by the board of directors. The MD&C Committee has a regularly-scheduled meeting each calendar quarter, held in conjunction with corresponding board meetings that are approved by the board of directors on an annual basis. Other meetings are held as deemed appropriate by the MD&C Committee.

Meeting agendas are approved by the chair of the MD&C Committee, in consultation with the Non-Executive Chairman of the Board, as well as members of management including the Chief Executive Officer, Chief Financial Officer and the General Counsel. MD&C Committee meetings are attended as appropriate by the Chief Executive Officer, Chief Financial Officer, the General Counsel, Senior Vice President – Human Resources, and the Vice President – Compensation, Benefits, HR Systems and Records. An executive session consisting only of members of the MD&C Committee is scheduled at each regular meeting. The MD&C Committee also regularly meets in executive session with representatives of Towers Watson. The chair of the MD&C Committee reports the committee’s recommendations on executive compensation at each regularly-scheduled meeting of the board of directors.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the compensation of RadioShack’s Chief Executive Officer, Chief Financial Officer and its three other most highly compensated executive officers for RadioShack’s three last completed fiscal years (including all persons who served as Chief Executive Officer or Chief Financial Officer during 2011 and executive officers who would otherwise be disclosed but for the fact they were not serving at the end of the year).

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards[1] ($)	Option Awards[1] ($)	Non-Equity Incentive Plan Compen- sation[2] ($)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings[3] ($)	All Other Compen- sation[4] ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
James F. Gooch[5]	2011	$837,077	—	$1,457,973	$2,442,919	$888,375	$224,628	$19,106	$5,870,078
President and Chief Executive Officer	2010	$609,206	—	$759,187	$212,616	$1,048,557	$148,467	$18,371	$2,796,404
	2009	$594,528	—	$460,013	$455,936	$1,495,074	$167,777	$16,174	$3,189,501
Dorvin D. Lively[6]	2011	$445,607	$100,000	$149,999	$49,998	—	—	$36,924	$782,529
Executive Vice President – Chief Financial Officer and Chief Administrative Officer
Lee D. Applbaum[7]	2011	$527,776	—	$426,037	$129,988	$600,000	—	$3,744	$1,687,545
Executive Vice President – Chief Marketing Officer	2010	$505,481	—	$559,910	$165,370	$600,127	—	$3,544	$1,834,432
	2009	$416,154	—	$246,750	$249,340	$802,669	—	$223,003	$1,937,916
Scott E. Young[8]	2011	$462,019	—	$426,037	$129,988	—	—	$3,391	$1,021,435
Executive Vice President – Chief Merchandise Officer	2010	$440,000	$100,000	$176,310	$94,856	$144,114	—	$17,413	$972,693
Sharon S. Stufflebeme[9]	2011	$372,490	—	$116,451	$35,628	$310,445	—	$12,645	$847,659
Senior Vice President – Chief Information Officer
Julian C. Day[10]	2011	$380,769	—	—	—	—	—	$194,526	$575,295
Former Chairman of the Board and Chief Executive Officer	2010	$1,003,846	—	$2,230,138	$649,670	$1,014,693	—	$13,144	$4,911,491
	2009	$1,003,846	—	—	$5,047,500	$2,000,000	—	$14,787	$8,066,133
Bryan Bevin[11]	2011	$102,827	—	—	—	—	$83,980	$921,038	$1,107,845
Former Executive Vice President – Store Operations	2010	$514,327	—	$559,910	$165,370	$809,715	$124,641	$18,046	$2,192,009
	2009	$501,923	—	$352,500	$341,952	$1,182,986	$135,348	$9,407	$2,524,116

(1)	The amounts shown in columns (e) and (f) represent the grant date fair value of awards granted during the fiscal year ended December 31, 2011, in accordance with FASB ASC Topic 718, in connection with restricted stock grants and stock option grants, respectively, and therefore do not include amounts from restricted stock grants and stock option grants made prior to 2011. The valuation methodology and assumptions regarding these grants are described in “Stock-Based Compensation” in Note 2 – Summary of Significant Accounting Policies in the Notes to Consolidated Financial Statements contained in RadioShack’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2009, 2010 and 2011, filed with the SEC.

(2)

The amounts shown in column (g) for 2011 represent bonuses earned, if any, for the fiscal year and three-year period ended December 31, 2011 pursuant to the 2011 Annual Bonus Plan and the 2009-2011 Long-Term Incentive Plan Cycle, respectively. These plans are discussed in more detail on pages 42 through 45. The amounts shown in column (g) for 2011 include payments to each of the following named executive officers made under the 2011 Annual Bonus Plan and 2009-2011 Long-Term

(Notes continue on following page)

Incentive Plan Cycle, respectively, as follows: Mr. Gooch-$0, $888,375; Mr. Lively-$0, $0; Mr. Applbaum-$0, $600,000; Mr. Young-$0, $0; and Ms. Stufflebeme-$0, $310,445. Mr. Lively annual bonus for 2011 was guaranteed to be not less than $205,223. This amount is included in column (c) for Mr. Lively.

(3)	The amounts shown in column (h) reflect the actuarial increase in the present value of the named executive officer’s benefits under all pension plans established by RadioShack determined using an interest rate and a normal retirement age of 65 consistent with the assumptions used in preparing RadioShack’s financial statements and includes amounts the named executive officer may not currently be entitled to receive because such amounts are not vested.

(4)	For more information regarding the amounts included in column (i), please see “All Other Compensation for 2011 (from Summary Compensation Table)” below.

(5)	Mr. Gooch became President and Chief Financial Officer on January 21, 2011 and became President and Chief Executive Officer on May 19, 2011.

(6)	Mr. Lively became Executive Vice President – Chief Financial Officer and Chief Administrative Officer on August 15, 2011. Of the amount listed in column (c) for Mr. Lively, $205,223 represents a guaranteed bonus for 2011. The amount listed in column (d) for Mr. Lively represents a sign-on bonus.

(7)	Mr. Applbaum ceased being an employee of the Company on March 5, 2012.

(8)	Mr. Young began serving as Executive Vice President – Chief Merchandise Officer on April 3, 2010. Of the amount listed for 2010 in column (c) for Mr. Young, $140,000 represents a guaranteed annual bonus for 2010. The amount listed for 2010 in column (d) for Mr. Young represents a sign-on bonus. The amount listed for 2010 in column (g) for Mr. Young is the amount of his annual bonus for 2010, less the $140,000 guaranteed amount included in column (c).

(9)	The amount listed in column (c) for Ms. Stufflebeme includes $35,835 of salary contributions made to the Executive Deferred Compensation Plan.

(10)	Mr. Day retired effective May 19, 2011. The amount listed for 2011 in column (i) for Mr. Day includes $169,103 for a pro-rated annual bonus paid pursuant to the terms of the 2009 Annual & Long-Term Incentive Compensation Plan.

(11)	Mr. Bevin’s last day with the Company was March 4, 2011. The amount listed for 2011 in column (i) for Mr. Bevin includes $920,000 for severance paid pursuant to the terms of the Officers’ Severance Program.

All Other Compensation for 2011 (from Summary Compensation Table)

The following table provides additional information regarding column (i) (All Other Compensation) of the Summary Compensation Table above.

Name	Company Contributions to Employee Benefit Plans[1] ($)	Perquisites and Other Personal Benefits ($)	Reimbursement for Taxes ($)	Termination Payments ($)	Other[2] ($)	Total All Other Compensation ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
James F. Gooch	$9,800	$7,962	—	—	$1,344	$19,106
Dorvin D. Lively[3]	—	$36,546	—	—	$378	$36,924
Lee D. Applbaum	—	$2,400	—	—	$1,344	$3,744
Scott E. Young	—	$2,400	—	—	$991	$3,391
Sharon S. Stufflebeme	$4,254	$7,400	—	—	$991	$12,645
Julian C. Day[4]	$9,800	$15,106	—	$169,103	$517	$194,526
Bryan Bevin[5]	—	$800	—	$920,000	$238	$921,038

(1)	The amounts shown in column (b) represent RadioShack’s contributions allocated in 2011 to the accounts of the named executive officers participating in the RadioShack 401(k) Plan. See “Benefit and Retirement Plans” beginning on page 48.

(2)	The amounts shown in column (f) include premiums paid by RadioShack for an executive life insurance policy for each of the named executive officers.

(3)	The amount shown in column (c) for Mr. Lively includes $17,364 for moving expenses, $15,000 for relocation pay, $3,182 for COBRA premium reimbursements, and $1,000 for premiums for executive long-term disability insurance.

(4)

The amount shown in column (c) for Mr. Day includes premiums for executive long-term disability insurance, an executive physical, a retirement gift, and other items of personal property pertaining to Mr. Day’s employment with the

(Notes continue on following page)

Company. The amount shown in column (e) for Mr. Day represents a pro-rated annual bonus paid pursuant to the terms of the 2009 Annual & Long-Term Incentive Compensation Plan due to Mr. Day’s retirement on May 19, 2011.

(5)	The amount shown in column (e) for Mr. Bevin represents severance paid pursuant to the terms of the Officers’ Severance Program, including severance of $901,250; COBRA premium payments of $13,692; and accrued vacation of $5,058.

Certain Agreements with Named Executive Officers

Mr. Gooch’s Agreement. In connection with Mr. Gooch’s appointment as President and Chief Executive Officer, he and RadioShack entered into the Agreement setting for the terms of his employment. Under the terms of the Agreement, Mr. Gooch serves as an at-will employee of RadioShack.

Under the Agreement, Mr. Gooch receives an annual base salary of $850,000. His target annual bonus will be no less than 120% of his base salary. He is eligible for annual and long-term incentive equity and cash-based awards at times and on a basis no less favorable than the awards made to the Company’s other senior executive officers. Mr. Gooch also received certain equity grants that are described further under “Description of Mr. Gooch’s Equity Awards” on page 46.

The Agreement supersedes his earlier offer letter, terminated his Second Amended and Restated Termination Protection Agreement, and terminated his participation in the Officers’ Severance Program. Mr. Gooch’s severance benefits in the event of a termination of his employment are described under “Mr. Gooch’s Severance Benefits” on page 61.

Mr. Gooch is generally eligible to participate in the benefit plans that RadioShack provides to its senior executives. The Agreement also provides for confidentiality, non-competition and non-solicitation restrictions, disclosure and assignment of intellectual property, and continued availability and cooperation.

Employment Offer Letters. Prior to the dates they joined the Company, we presented offer letters to Ms. Stufflebeme and Messrs. Lively, Applbaum, and Young. Each of these offer letters describes the employment terms regarding their respective positions, and confirms that each person serves as an “at-will” employee of RadioShack. The letters include each named executive officer’s initial annual base salary, guaranteed bonus (if any) for the officer’s first year working for the Company, and his or her initial equity grants. The letters also explain the annual bonus opportunity and long-term cash incentive plan opportunity for each named executive officer. Also included in the letters are relocation benefits, if applicable, and reimbursement of COBRA healthcare premiums until each person becomes eligible for healthcare coverage under the Company’s healthcare plan. Each of the letters also provides that the officer is eligible to participate in all benefit plans, and to receive all perquisites, that RadioShack provides to its senior executives, in accordance with their terms. The amount of vacation each officer is eligible for is also specified in his or her offer letter.

Mr. Lively is our only named executive officer to have received an offer letter during 2011. His letter provides that his initial annual base salary is $625,000. His annual bonus for 2011 is guaranteed to be no less than $205,223. Mr. Lively also received a sign-on bonus of $100,000, a grant of 11,867 shares of restricted stock and a grant of 11,122 stock options. Mr. Lively’s letter explains that he is eligible to receive an annual bonus of 85% of his base salary depending on the Company’s performance under certain performance measures. His letter also explains that his opportunity under the 2010-2012 long-term incentive plan is $300,000, his opportunity under the 2011-2013 Long-Term Incentive Plan Performance Cycle is $500,000, and his opportunity under the 2012-2014 Long-Term Incentive Plan Performance Cycle is $625,000, in each case depending on the Company’s performance under certain performance measures for each period.

Upon commencement of the employment of each of our named executive officers, the officer entered into an agreement with RadioShack that provides for confidentiality, non-solicitation and non-competition restrictions, and agreements governing the development and assignment of intellectual property rights. Mr. Gooch’s Agreement contains similar provisions as described under “Mr. Gooch’s Agreement” above.

Grants of Plan-Based Awards for 2011

Name	Grant Date	Approval Date[1]	Estimated Future Payouts Under Non-Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of Shares of Stock[3] (#)	All Other Option Awards: Number of Securities Underlying Options[4] (#)	Exercise or Base Price of Option Awards[5] ($/Share)	Closing Market Price on Date of Grant ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
James F. Gooch
Annual Incentive Bonus Plan	—	—	$102,000	$1,020,000	$2,040,000	—	—	—	—	—
Long-Term Incentive Plan	—	—	—	—	—	—	—	—	—	—
Option Award	2/25/11	1/21/11	—	—	—	—	84,289	$14.80	$14.99	$442,922
Option Award	5/24/11	1/21/11	—	—	—	—	366,434	$15.58	$15.44	$1,999,997
Restricted Stock Award	2/25/11	1/21/11	—	—	—	98,545	—	—	—	$1,457,973
Dorvin D. Lively
Annual Incentive Bonus Plan[6]	—	—	$205,223	$205,223	$410,445	—	—	—	—	—
Long-Term Incentive Plan	—	—	$99,453	$397,810	$795,620	—	—	—	—	—
Option Award	8/15/11	8/2/11	—	—	—	—	11,122	$12.64	$12.90	$49,998
Restricted Stock Award	8/15/11	8/2/11	—	—	—	11,867	—	—	—	$149,999
Lee D. Applbaum
Annual Incentive Bonus Plan	—	—	$39,784	$397,837	$795,675	—	—	—	—	—
Long-Term Incentive Plan	—	—	$132,613	$530,450	$1,060,900	—	—	—	—	—
Option Award	2/25/11	2/4/11	—	—	—	—	24,737	$14.80	$14.99	$129,988
Restricted Stock Award	2/25/11	2/4/11	—	—	—	28,796	—	—	—	$426,037
Scott E. Young
Annual Incentive Bonus Plan	—	—	$33,250	$332,500	$665,000	—	—	—	—	—
Long-Term Incentive Plan	—	—	$118,750	$475,000	$950,000	—	—	—	—	—
Option Award	2/25/11	2/4/11	—	—	—	—	24,737	$14.80	$14.99	$129,988
Restricted Stock Award	2/25/11	2/4/11	—	—	—	28,796	—	—	—	$426,037

Name	Grant Date[1]	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of Shares of Stock[3] (#)	All Other Option Awards: Number of Securities Underlying Options[4] (#)	Exercise or Base Price of Option Awards[5] ($/Share)	Closing Market Price on Date of Grant ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
Sharon S. Stufflebeme
Annual Incentive Bonus Plan	—	—	$26,250	$262,500	$525,000	—	—	—	—	—
Long-Term Incentive Plan	—	—	$65,625	$262,500	$525,000	—	—	—	—	—
Option Award	2/25/11	2/4/11	—	—	—	—	6,780	$14.80	$14.99	$35,628
Restricted Stock Award	2/25/11	2/4/11	—	—	—	7,871	—	—	—	$116,451
Julian C. Day	—	—	—	—	—	—	—	—	—	—
Bryan Bevin	—	—	—	—	—	—	—	—	—	—

(1)	With respect to the equity awards granted on February 25, 2011, the MD&C Committee previously established that the number of options and shares of restricted stock to be awarded would be based on the average of the fair market values of a share of RadioShack common stock on the 15 trading days immediately preceding the grant date rather than the fair market value on a day preceding the date of the MD&C Committee’s meeting.

(2)	The amounts shown in columns (d), (e) and (f) reflect the following:

•	The Annual Incentive Bonus Plan has two components:

•

With respect to the component attributable to achievement of the Adjusted EBITDA Target, the amounts shown in column (d) reflect the minimum payment level under this plan, which is generally 10% of the target amount payable if the Adjusted EBITDA Target was achieved. The amounts shown in column (e) include the target amount payable if the Adjusted EBITDA Target was achieved. The amounts shown in column (f) include amounts equal to 200% of such target amount. For a description of the Annual Incentive Bonus Plan, see “Annual Cash Incentive Bonus” beginning on page 41.

•

With respect to the component attributable to achievement of the Adjusted Net Sales Target, no bonus on Adjusted Net Sales was payable for 2011 unless RadioShack achieved $300 million in Adjusted EBITDA and $4,338.5 million in Adjusted Net Sales. Accordingly, the amounts shown in column (d) relating to the Adjusted Net Sales Threshold are 10% of the target amount payable if the Adjusted Net Sales Target was achieved. The amounts shown in column (e) include the target amount payable if the Adjusted Net Sales Target was achieved. The amounts shown in column (f) include amounts equal to 200% of such target amount.

(Notes continue on following page)

•

With respect to the Long-Term Incentive Plans, the amounts shown in column (d) reflect the minimum payment level under these plans, which is 25% of the target amount shown in column (e). The amounts shown in column (f) are 200% of the target amount shown in column (e). For a description of the Long-Term Incentive Plan, see “Long-Term Cash Incentive Plan for Executive Officers” beginning on page 43.

For the amounts actually paid to the named executive officers under the Annual Bonus Plan and the Long-Term Incentive Plan, see column (g) of the Summary Compensation Table on page 52.

(3)	All shares of restricted stock shown in column (g) were granted under the 2009 Incentive Stock Plan and vest ratably over three years, assuming continuous employment.

(4)	All options shown in column (h) were granted under the 2009 Incentive Stock Plan and generally vest ratably over three years, assuming continuous employment. The option granted to Mr. Gooch on May 24, 2011 vests over four years and is described further under “Description of Mr. Gooch’s Equity Awards” beginning on page 46. For persons who continue to serve as employees of RadioShack, options expire seven years after the date of grant.

(5)	All options are awarded with a per share exercise price equal to the fair market value of a share of RadioShack’s common stock (the average of the high and low sales prices of a share of RadioShack common stock) on the date of grant.

(6)	The threshold and target amounts for Mr. Lively’s 2011 Annual Incentive Bonus Plan were the same because the Company guaranteed Mr. Lively that his annual bonus for 2011 would not be less than this amount.

The following table lists the stock options and restricted stock awards outstanding for each of our named executive officers at the end of 2011. Columns (b) through (e) provide information about outstanding stock options. Columns (f) and (g) list information about awards of restricted stock that had not vested as of December 31, 2011.

Outstanding Equity Awards at Fiscal Year-End 2011

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested[1] ($)
	Exercisable	Unexercisable
(a)	(b)	(c)		(d)	(e)	(f)		(g)
James F. Gooch	168,750	—		$17.80	8/16/2013
	125,000	—		$24.41	3/1/2014
	30,000	—		$18.69	11/16/2014
	80,000	—		$18.52	2/28/2015
	53,333	53,334	[2]	$7.05	3/2/2016
	10,059	20,119	[3]	$19.20	2/25/2017
	—	84,289	[4]	$14.80	2/25/2018
	—	366,434	[5]	$15.58	5/24/2018
	—					146,656[6]		$1,424,030
Dorvin D. Lively	—	11,122	[7]	$12.64	8/15/2018
						11,867	[8]	$115,229
Lee D. Applbaum	25,000	—		$17.53	9/29/2015
	—	29,167	[9]	$7.05	3/2/2016
	7,824	15,648	[10]	$19.20	2/25/2017
	—	24,737	[11]	$14.80	2/25/2018
						59,905	[12]	$581,678
Scott E. Young	4,166	8,334	[13]	$19.59	5/24/2017
	—	24,737	[14]	$14.80	2/25/2018
						34,796	[15]	$337,869
Sharon S. Stufflebeme	1,956	3,912	[16]	$19.20	2/25/2017
	—	6,780	[17]	$14.80	2/25/2018
						12,979	[18]	$126,026
Julian C. Day[19]	4,000,000	—		$13.82	7/6/2013
	500,000	—		$18.52	5/19/2014
	590,000	—		$7.05	5/19/2014
	92,212	—		$19.20	5/19/2014
Bryan Bevin	—	—		—	—	—		—

(1)	For purposes of determining the fair market value of unvested shares, this table was prepared based on the December 30, 2011 closing price of RadioShack’s common stock on the New York Stock Exchange of $9.71.

(Notes continue on following page)

(2)	These options vested and became exercisable on March 2, 2012.

(3)	These options vested or will vest, and became or will become exercisable, as follows: 10,059 on February 25, 2012 and 10,060 on February 25, 2013.

(4)	These options vested or will vest, and became or will become exercisable, as follows: 28,096 on each of February 25, 2012 and February 25, 2013, and 28,097 on February 25, 2014.

(5)	These options vested or will vest, and became or will become exercisable, as follows: 36,643 on February 1, 2012, 54,965 on February 1, 2013, 91,609 on February 1, 2014, and 183,217 on February 1, 2015.

(6)	These shares of restricted stock vested or will vest as follows:

•	21,750 on March 2, 2012;

•	46,028 on February 25, 2012, 46,029 on February 25, 2013, and 32,849 on February 25, 2014.

(7)	These options will vest and become exercisable, as follows: 3,707 on each of August 15, 2012 and August 15, 2013, and 3,708 on August 15, 2014.

(8)	These shares of restricted stock will vest as follows: 3,955 on August 15, 2012, and 3,956 on each of August 15, 2013 and August 15, 2014.

(9)	These options vested and became exercisable on March 2, 2012.

(10)	These options vested or will vest, and became or will become exercisable, as follows: 7,824 on each of February 25, 2012 and February 25, 2013.

(11)	These options vested or will vest, and became or will become exercisable, as follows: 8,245 on February 25, 2012, and 8,246 on each of February 25, 2013 and February 25, 2014.

(12)	These shares of restricted stock vested or will vest as follows:

•	11,667 on March 2, 2012;

•	19,319 on February 25, 2012, 19,320 on February 25, 2013, and 9,599 on February 25, 2014.

(13)	These options will vest and become exercisable, as follows: 4,167 on each of May 24, 2012 and May 24, 2013.

(14)	These options vested or will vest, and became or will become exercisable, as follows: 8,245 on February 25, 2012, and 8,246 on each of February 25, 2013 and February 25, 2014.

(15)	These shares of restricted stock vested or will vest as follows:

•	3,000 on each of May 24, 2012 and May 24, 2013; and

•	9,598 on February 25, 2012, and 9,599 on each of February 25, 2013 and February 25, 2014.

(16)	These options vested or will vest, and became or will become exercisable, as follows: 1,956 on each of February 25, 2012 and February 25, 2013.

(17)	These options vested or will vest, and became or will become exercisable, as follows: 2,260 on each of February 25, 2012, February 25, 2013, and February 25, 2014.

(18)	These shares of restricted stock vested or will vest as follows: 5,177 on February 25, 2012, 5,178 on February 25, 2013, and 2,624 on February 25, 2014.

(19)	Due to his retirement on May 19, 2011, Mr. Day’s options will remain exercisable through the earlier of their original expiration date or May 19, 2014, the third anniversary of Mr. Day’s retirement.

The following table lists shares of RadioShack common stock that were acquired by our named executive officers during 2011 through the exercise of stock options or the vesting of restricted stock. The value realized upon exercise of stock options in column (c) below is equal to the difference between the per share exercise price and the average of the high and low sales prices of a share of RadioShack’s common stock on the New York Stock Exchange on the date of exercise multiplied by the number of shares acquired upon exercise. The value realized on vesting in column (e) below is equal to the average of the high and low sales prices of a share of RadioShack’s common stock on the New York Stock Exchange on the date of vesting multiplied by the number of shares acquired on vesting.

Option Exercises and Stock Vested for 2011

Name	Options Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
James F. Gooch	—	—	44,930	$657,668
Dorvin D. Lively	—	—	—	—
Lee D. Applbaum	58,333	$420,289	21,387	$312,279
Scott E. Young	—	—	3,000	$46,725
Sharon S. Stufflebeme	—	—	2,553	$37,772
Julian C. Day	410,000	$2,392,250	73,816	$1,148,700
Bryan Bevin	155,000	$710,900	30,554	$460,402

The table below shows the present value of accumulated benefits payable to each of our named executive officers as of December 31, 2011 under the SERP, determined using an interest rate and a normal retirement age of 65 consistent with RadioShack’s financial statements. For information regarding the SERP, see “Supplemental Executive Retirement Plan” beginning on page 48.

Pension Benefits for 2011

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)[1]	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
James F. Gooch	Supplemental Executive Retirement Plan	5.42	$659,823	$0
Dorvin D. Lively	—	—	—	—
Lee D. Applbaum	—	—	—	—
Scott E.Young	—	—	—	—
Sharon S. Stufflebeme	—	—	—	—
Julian C. Day	—	—	—	—
Bryan Bevin	Supplemental Executive Retirement Plan	3.25	$0	$0

(Note on following page)

(1)	The calculation of the present value of accumulated benefit assumes a discount rate of 3.31%, no projected salary increases, a 10-year certain form of payment, and a normal retirement age of 65. This discount rate was developed using a cash-flow matching technique, where cash flows from the SERP were matched against the Citigroup Pension Discount Curve, and an internal rate of return of 3.31% was calculated. The accumulated benefits in this column equal the single sum value of the annuity earned as of December 31, 2011. No mortality rate is utilized as plan benefits are not affected by post-retirement mortality. Column (d) includes amounts that our named executive officer may not currently be entitled to receive because the amounts may not be vested.

The table below shows information regarding the Executive Deferred Compensation Plan for each of our named executive officers as of December 31, 2011, including contributions, earnings, withdrawals and distributions, and balance. For more information, see “Executive Deferred Compensation Plan” beginning on page 49.

Nonqualified Deferred Compensation for 2011

Name	Executive Contributions in Last Fiscal Year		Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
(a)	(b)		(c)	(d)	(e)	(f)
James F. Gooch	—		—	—	—	—
Dorvin D. Lively	—		—	—	—	—
Lee D. Applbaum	—		—	—	—	—
Scott E.Young	—		—	—	—	—
Sharon S. Stufflebeme	$35,835	[1]	$0	($283)	$0	$35,552
Julian C. Day	—		—	—	—	—
Bryan Bevin	—		—	—	—	—

(1)	These contributions are reported in column (c) of the Summary Compensation Table for Ms. Stufflebeme.

Potential Payment Obligations upon Termination of Employment or Change in Control

RadioShack has certain agreements, programs and plans that provide, under certain conditions, for payments and benefits to our named executive officers upon termination of employment as a result of various causes or following a change in control of RadioShack (as these are defined in the agreements, programs and plans).

Mr. Gooch’s Severance Benefits

Mr. Gooch’s Agreement provides for the payments and benefits to Mr. Gooch upon his termination of employment under a variety of circumstances. The Agreement terminated Mr. Gooch’s Second Amended and Restated Termination Protection Agreement and his participation in RadioShack’s Officers’ Severance Program. In the event the Company terminates Mr. Gooch’s employment for cause or Mr. Gooch resigns without good reason, as these terms are defined in the Agreement, Mr. Gooch will be entitled to receive

•	accrued but unearned base salary,

•	payment for accrued but unused vacation,

•	unreimbursed reasonable and necessary business expenses,

•

benefits payable under the terms of the Company’s plans in which Mr. Gooch participated prior to his termination or resignation, other than the Officers’ Severance Program and the Second Amended and Restated Termination Protection Agreement, and

•

Mr. Gooch’s annual bonus with respect to a completed fiscal year which has not yet been paid on the date of Mr. Gooch’s termination or resignation (all of the foregoing, the “Accrued Compensation and Benefits”).

In the event the Company terminates Mr. Gooch’s employment without cause (other than due to Mr. Gooch’s death or disability) or Mr. Gooch resigns for good reason, Mr. Gooch will be entitled to receive

•	the Accrued Compensation and Benefits,

•

a lump-sum payment of a pro rata portion of Mr. Gooch’s annual bonus and any long-term cash incentive award that he would have received for the period in which his termination occurs, and based on actual results for the applicable performance period through the end of the month nearest to Mr. Gooch’s termination or resignation,

•	a lump-sum payment equal to 200% of his base salary in effect immediately prior to his termination or resignation, plus 200% of his target annual bonus amount,

•	a lump-sum payment equal to 24 months of COBRA premiums, and

•

accelerated vesting for all of Mr. Gooch’s time-vested equity awards (other than the Promotional Award) that would have vested within the two-year period following Mr. Gooch’s termination or resignation.

In the event Mr. Gooch’s employment is terminated by his death or disability, Mr. Gooch or his beneficiary or estate will be entitled to receive

•	the Accrued Compensation and Benefits,

•	a lump-sum payment of a pro rata portion of Mr. Gooch’s target annual bonus and target long-term cash incentive award,

•	a lump-sum payment equal to 24 months of COBRA premiums, and

•

accelerated vesting for all of Mr. Gooch’s time-vested equity awards other than the Promotional Award that would have vested within the two-year period following Mr. Gooch’s death or disability, and accelerated vesting of all of the unvested portion of the Promotional Award.

In the event the Company terminates Mr. Gooch’s employment without cause or Mr. Gooch resigns for good reason within two years after a change in control or during the period between the execution of a definitive agreement that would result in a change in control and the date on which such agreement is terminated or abandoned or a change in control occurs, Mr. Gooch will be entitled to receive

•	the Accrued Compensation and Benefits,

•	a lump-sum payment of a pro rata portion of Mr. Gooch’s target annual bonus and target long-term cash incentive award,

•	a lump-sum payment equal to 300% of his base salary in effect immediately prior to his termination or resignation, plus 300% of his target annual bonus amount,

•	a lump-sum payment equal to 36 months of COBRA premiums, and

•

accelerated vesting for all of Mr. Gooch’s time-vested equity awards (including the Promotional Award) that would have vested within the two-year period following Mr. Gooch’s termination or resignation.

In certain instances, Mr. Gooch will be required to execute a mutual general waiver and release of claims as a condition to receiving payment, other than for the Accrued Compensation and Benefits.

Officers’ Severance Program

RadioShack’s Officers’ Severance Program (the “Officers’ Severance Program”) applies to each of our currently employed named executive officers, other than Mr. Gooch. Mr. Gooch ceased being a participant in the Officers’ Severance Program upon the effective date of the Agreement, at which time his rights to receive payments and benefits upon termination of employment or following a change in control became governed by the Agreement.

Benefits under the Officers’ Severance Program are based on the named executive officer’s tenure and seniority level with RadioShack. With respect to each of our named executive officers participating in the Officers’ Severance Program, if such officer’s employment is terminated for any reason other than death, disability or cause, or if such officer terminates his or her employment for good reason, the officer would receive the equivalent of 18 months of his or her base salary, plus one month per year of service (up to a maximum of two years) in a lump-sum payment. Additionally, such officer would receive outplacement services and a lump-sum payment for COBRA coverage for one year.

No benefits are payable under the Officers’ Severance Program if a named executive officer terminates his employment without good reason or if the employment of the officer is terminated as a result of death, disability, or cause.

To receive severance benefits under the Officers’ Severance Program, a named executive officer eligible for benefits must agree, for the duration of the severance payments, not to solicit or interfere with RadioShack’s employees and customers. The duration of these restrictions for our named executive officers ranges from 18 months to 24 months, depending on the tenure and title of the officer. The officer is also required to enter into an agreement containing certain non-disparagement and confidentiality obligations to RadioShack. The duration of these obligations is indefinite. Prior to any benefits being provided under the Officers’ Severance Program, the named executive officer must execute a general release in favor of RadioShack. Finally, no rights under the Agreement or the release can be waived unless both parties agree in a signed written instrument.

A named executive officer may be entitled to receive benefits under the Officers’ Severance Program and the Termination Protection Plan (Level I), without duplication of benefits, where his or her employment is terminated no more than 12 months prior to or within 24 months following a change in control and his or her benefits under the Officers’ Severance Program would be greater than his or her benefits under the Termination Protection Plan (Level I). However, the benefits the officer would receive under the Termination Protection Plan (Level I) would reduce the benefits he or she would receive under the Officers’ Severance Program.

Supplemental Executive Retirement Plan

Messrs. Gooch and Bevin were participants in the SERP as of December 31, 2011. None of our other named executive officers were participants in the SERP as of December 31, 2011. For additional information regarding the SERP, see “Supplemental Executive Retirement Plan” beginning on page 48.

The SERP provides for death and retirement benefits. These benefits are generally paid in 120 equal monthly installments, beginning on the first business day of the seventh month following the participant’s retirement date. Generally, no benefits are paid under the SERP where a SERP participant retires prior to the age of 55, and a reduced SERP benefit is paid where the SERP participant retires at or after the age of 55 but prior to the age of 65. The SERP benefit will also be reduced where the participant retires at or after the age of 71. Neither Mr. Gooch nor Mr. Bevin had attained the age of 55 as of December 31, 2011.

In the event a SERP participant’s employment is terminated for cause, no benefits would be paid to the participant under the SERP. In the event a SERP participant’s employment is terminated without cause on or following age 55, the SERP benefits, which will be calculated as set forth in the SERP based on the participant’s age, would be paid in 120 equal monthly installments beginning on the first business day of the seventh month following the participant’s termination date. Upon the death of the participant at or prior to age 65, the participant’s designated beneficiaries would be entitled to receive the participant’s normal SERP benefit, paid in 120 equal monthly payments beginning on the first business day of the seventh month following the participant’s death. Upon a participant’s death within one year following the participant’s involuntary termination, the participant’s designated beneficiary would also be entitled to the SERP benefit described in the previous sentence to the extent SERP benefits vest or become payable under the SERP in connection with a change in control (as defined in the SERP).

In the event of a change in control, a SERP participant would become vested in the maximum amount payable at age 65 under the SERP, subject to reduction if the change in control occurs after the participant reaches age 65 and the participant has not retired by that time. The SERP benefit that becomes vested in connection with a change in control would be payable in one lump-sum payment on the participant’s termination date, provided that the participant’s termination of employment occurs within two years following a change in control (except that if necessary to comply with deferred compensation regulations under the Internal Revenue Code, the payment would instead be made on the first business day of the seventh month following his termination, or if the participant dies during this six-month period, upon the participant’s death). The lump-sum payment would be equal to the present value of the normal SERP benefit.

To receive benefits under the SERP, a participant must undertake a non-competition obligation to RadioShack through the period ending one year after cessation of payment of benefits.

Executive Deferred Compensation Plan

Participants in the EDCP are permitted to defer the receipt of salary, annual bonus, and long-term cash incentive awards. The Company makes no matching contributions to the EDCP. Ms. Stufflebeme is the only named executive officer participating in the EDCP. If a participant’s employment is terminated for any reason prior to the participant reaching age 55 or in the event of a change in control, the participant’s entire balance would be paid to the participant or the participant’s beneficiary in a lump sum as provided in the EDCP. For more information regarding the EDCP, see “Executive Deferred Compensation Plan” beginning on page 49.

Termination Protection Agreement

RadioShack entered into a Termination Protection Agreement with Mr. Gooch in November 2006, and the Termination Protection Agreement was subsequently amended and restated in November 2008 and December 2010. Mr. Gooch’s Agreement terminated the Termination Protection Agreement on May 19, 2011, and he received no benefits under the Termination Protection Agreement prior to its termination.

Termination Protection Plan (Level I)

Other than Mr. Gooch, our currently employed named executive officers are participants in RadioShack’s Termination Protection Plan (Level I). This plan may be terminated by RadioShack under certain specified circumstances.

If no change in control has occurred or is threatened, and the participant’s employment is terminated for any reason, no benefits are payable under this plan.

If, within 24 months following a change in control, a participant’s employment is terminated as a result of cause, without good reason, death, disability or retirement, the participant would receive his or her accrued compensation (which would be equal to all unpaid amounts earned or accrued through the termination date, including base salary, reimbursement for any expenses incurred on behalf of RadioShack, vacation pay if required by law, and bonuses and incentive compensation (other than the pro rata bonus described in the following sentence)). The participant would also be entitled to a pro rata portion of his or her highest annual bonus for any of the three full fiscal years ended immediately prior to the change in control, unless he or she had been terminated for cause.

If a participant’s employment were terminated within the 24-month period following a change in control without cause, within the 12-month period before a change in control (in limited circumstances), or if the participant terminated employment for good reason, under the plan the participant would receive, in addition to the accrued compensation and the pro rata bonus described above, the following in a single lump-sum payment:

•	an amount equal to the named executive officer’s annual salary at the termination date (or, if higher, the highest rate in effect during the 90-day period prior to the change in control),

•	an amount equal to the highest annual bonus for any of the three full fiscal years ended immediately prior to the change in control, and

•	an amount equal to 30% of annual salary, in lieu of additional benefits.

This plan also provides that to receive benefits, a named executive officer must (i) sign a release of all claims against RadioShack, (ii) agree not to disparage RadioShack, (iii) sign a confidentiality agreement, and (iv) agree not to solicit or interfere with employees or customers of RadioShack for twelve months following the termination date. The obligations under (ii) and (iii) above are of indefinite duration. Finally, no rights under the agreement or the release can be waived unless both parties agree in a signed written instrument.

Certain Definitions

The definitions of “cause,” “good reason,” and “change in control” vary among the Officers’ Severance Program, the Termination Protection Plan (Level I), Mr. Gooch’s Agreement, and the SERP.

In very general terms, in the Officers’ Severance Program and Termination Protection Plan (Level I), “cause” includes an executive officer’s felony conviction, failure to perform his or her duties or, in the case of the Termination Protection Plan (Level I), engaging in conduct demonstrably and materially injurious to RadioShack. “Cause” under the Officers’ Severance Program also includes illegal conduct, acts of dishonesty, financial impropriety or gross misconduct injurious to RadioShack, certain criminal convictions and violations of RadioShack’s code of ethics or the executive officer’s fiduciary duties. Prior to a change in control, “cause” under Mr. Gooch’s Agreement, in very general terms, also includes a plea of guilty or nolo contendere to a felony or any crime involving fraud, theft, or financial impropriety; a willful violation of a material provision of the Company’s employment policies, such as those concerning business ethics, avoidance of conflicts, and fiduciary duties to the Company; a material breach of obligations in the Agreement concerning board service, confidentiality, non-competition, non-solicitation, and intellectual property; and drug or alcohol abuse that affects work performance. After a change in control, “cause” under Mr. Gooch’s Agreement is defined differently, and includes conviction of a felony, intentionally and continually failing to substantially perform reasonably assigned duties, or intentionally engaging in conduct that is materially injurious to the Company. Under the SERP, a termination due to the executive officer’s dishonesty, fraudulent conduct or indictment for a felony crime involving moral turpitude is treated like a termination for cause.

“Good reason” is defined in the Officers’ Severance Program and the Termination Protection Plan (Level I) to include, in very general terms, a reduction (or material reduction) in the executive officer’s duties or responsibilities and certain reductions in his or her compensation. The Termination Protection Plan (Level I) also define “good reason” to include RadioShack’s failure to obtain the agreement of any successor or assignee to assume RadioShack’s obligations under the applicable agreement or plan. Mr. Gooch’s Agreement also defines “good reason” to include Mr. Gooch’s failure to be elected to the Board of Directors of the Company, a material breach by the Company of the Agreement, and relocation of Mr. Gooch’s principal place of employment outside the Fort Worth, Texas metropolitan area.

In very general terms, “change in control” means, for purposes of the Termination Protection Plan (Level I), Mr. Gooch’s Agreement, the 2009 Incentive Stock Plan, and the SERP:

•

subject to certain exceptions, an acquisition by a person of 15% or more of the combined voting power of RadioShack’s then outstanding voting securities (excluding acquisitions by RadioShack, its subsidiaries and their employee benefit plans and Non-Control Transactions (as defined below));

•

the individuals who are members of RadioShack’s board of directors (the “Incumbent Board”) ceasing to constitute at least two-thirds of the board; provided that if the election or nomination for election by RadioShack’s shareholders of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall be considered a member of the Incumbent Board (subject to certain exceptions in connection with the settlement of any proxy contest);

•	a merger, consolidation, reorganization or other business combination transaction with or into RadioShack or in which securities of RadioShack are issued, unless:

(a)	the shareholders of RadioShack immediately before such transaction own at least 60% of the combined voting power of the outstanding voting securities of the surviving corporation following the transaction in substantially the same proportion as before the transaction;

(b)	the members of the Incumbent Board immediately prior to execution of the agreement providing for the transaction constitute at least two-thirds of the members of the board of directors of the surviving corporation; or

(c)	no person other than RadioShack, any subsidiary, their employee benefit plans or any person who, immediately prior to such transaction, had 15% or more of the combined voting power of RadioShack’s then outstanding voting securities have beneficial ownership of 15% or more of the combined voting power of the surviving corporation’s then outstanding voting securities;

(the exceptions in the preceding clauses (a), (b), and (c) being called “Non-Control” Transactions”);

•	a complete liquidation and dissolution of RadioShack; or

•	most sales of substantially all of RadioShack’s assets.

Under Mr. Gooch’s Agreement, the date used to define “Incumbent Board” is May 19, 2011.

Incentive Stock Plans

RadioShack has incentive stock plans under which our named executive officers have received grants of stock options and restricted stock. If a named executive officer’s employment with RadioShack were terminated as a result of cause, the officer’s stock options would immediately be forfeited and cancelled. Additionally, if a named executive officer terminated his or her employment for any reason (other than retirement), or if his or her employment were terminated, the executive’s stock options would expire three months after the date of termination (or the expiration date of the option, whichever was earlier).

If a named executive officer’s employment were to terminate as a result of death or disability, the officer’s stock options would expire three years after the date of death or disability (or the expiration date of the option, whichever is earlier). Also in the event of death or disability, all unvested stock options would vest immediately. If a named executive officer were to retire from RadioShack at age 55 years or older, the officer’s stock options would expire three years after the date of retirement or the date of expiration of the option, whichever is earlier. Also in the event of retirement of an officer at age 55 years or older, all unvested options held for 12 months or more would vest immediately. Upon his retirement, Mr. Day’s unvested stock options vested and are exercisable for three years or, if earlier, until the expiration date of the option.

Our named executive officers have received grants of restricted stock under RadioShack’s incentive stock plans. If a named executive officer were terminated for any reason (other than death, disability, retirement, or in connection with a change in control) all unvested shares of restricted stock would be forfeited. All restricted shares would vest immediately if the executive’s employment were terminated due to retirement (at age 55 years or older), or if the executive died or became disabled. All restricted shares would also vest immediately should there be a change in control. Upon his retirement, Mr. Day’s unvested restricted stock vested.

The terms that apply to Mr. Gooch’s equity awards in the event of termination of his employment differ from the terms applicable to the stock options granted to our named executive officers generally. For example, if Mr. Gooch’s employment is terminated by the Company without cause or if Mr. Gooch resigns for good reason, all of Mr. Gooch’s time-vested equity awards (other than the Promotional Award) that would have vested within the two-year period following his termination of employment will vest. Stock options and stock appreciation rights that are subject to the accelerated vesting will remain exercisable for the lesser of 12 months or until the expiration of the award. If Mr. Gooch’s employment is terminated by death or disability or in connection with a change in control, all of Mr. Gooch’s time-vested equity awards (including the Promotional Award) will vest.

Annual Bonus Program

All of our currently-employed named executive officers were participants in RadioShack’s Annual Bonus Program for 2011. Generally, if prior to the payment of a bonus, a named executive officer’s employment had been terminated for any reason other than by death, disability or retirement, the officer would not be entitled to any bonus under the program. Mr. Gooch’s Agreement provides that he is entitled to receive an annual bonus for any completed fiscal year that has not been paid by the date of Mr. Gooch’s termination of employment, and under certain circumstances Mr. Gooch will be entitled to receive a pro rata portion of his annual bonus. If a named executive officer dies, experiences a termination of employment due to disability, or retires at age 55 years or older prior to the end of the award period, the participant or his or her beneficiary will receive a pro-rated bonus as set forth in the program. No benefits would have been payable under the program in the event of a change in control. Benefits would, however, have been payable in the event of a change in control in accordance with Mr. Gooch’s Agreement or, with respect to our other named executive officers, the Termination Protection Plan (Level I). Mr. Day was a participant in our Annual Bonus Program for 2011. Mr. Day received a pro-rated bonus under this program in 2011 due to his retirement on May 19, 2011.

Long-Term Incentive Plan

Our named executive officers are generally participants in our Long-Term Incentive Plans. For information on which named executive officers were participants in each of our Long-Term Incentive Plans as of December 31, 2011, see the table on page 44. If, prior to payment of the award, a named executive officer’s employment were terminated for any reason other than by death, disability or retirement, the officer would not be entitled to any incentive under the plan. Mr. Gooch’s Agreement provides that under certain circumstances, Mr. Gooch will be entitled to receive a pro-rated amount under our Long-Term Incentive Plans. If a named executive officer dies, experiences a termination of employment due to disability, or retires at age 55 years or older prior to the end of the award period, the participant or his or her beneficiary will receive a pro-rated award as set forth in the plan. No benefits would be payable under the plan in the event of a change in control. Benefits would, however, be payable in accordance with Mr. Gooch’s Agreement or, with respect to our other named executive officers, the Termination Protection Plan (Level I).

Potential Payments upon Termination of Employment or Change in Control at December 31, 2011

Pursuant to Item 402(j) of SEC Regulation S-K, the following tables set forth the estimated amounts that would have been payable to each of our named executive officers under the following plans or agreements if a termination of employment had occurred on December 31, 2011 under the specified triggering events. The December 30, 2011 per share closing price of RadioShack’s common stock on the New York Stock Exchange was $9.71.

James F. Gooch

Plans	Termination Event
	Death	Disability	For Good Reason or Without Cause	For Good Reason or Without Cause in the Event of a Change in Control
Agreement[1]	$1,887,635	$1,901,329	$4,659,704	$7,526,994
Supplemental Executive Retirement Plan[2]	$12,625 per month for 10 years	—	—	$1,251,356
Annual Bonus Program	—	—	—	—
Long-Term Incentive Plans	$888,375	$888,375	—	—
Stock Options[3]	$141,868	$141,868	—	$141,868
Restricted Stock[4]	$1,424,030	$1,424,030	—	$1,424,030
Executive Life Insurance and Executive Long-Term Disability Insurance[5]	$800,000	$360,000	—	—

(1)

Mr. Gooch’s benefits under his Agreement, other than his accrued compensation and benefits, would have been paid in a lump sum on the first business day after the earlier of the expiration of six months following Mr. Gooch’s separation from service or his death. The amounts shown include COBRA benefits in the amounts of $31,329 (24 months) in the case of termination for good reason, without cause, or due to disability, $17,635 (24 months for spouse and dependents)

(Notes continue on following page)

in the event of death, and $46,994 (36 months) in the case of termination for good reason or without cause in the event of a change in control.

(2)	These payments reflect (a) in the event of death, an aggregate increase in value of $631,961 over the amounts specified for Mr. Gooch in the Pension Benefits for 2011 table on page 60, and (b) in the event of a qualifying termination event following a change in control, an increase in value of $591,532 over the amounts specified for Mr. Gooch in the Pension Benefits for 2011 table.

(3)	Represents accelerated vesting, under each proposed scenario, of the unvested, in-the-money options held by Mr. Gooch as of December 31, 2011.

(4)	Represents accelerated vesting, under each proposed scenario, of unvested restricted stock held by Mr. Gooch as of December 31, 2011.

(5)	Represents the proceeds that would be payable to Mr. Gooch’s beneficiaries upon his death under the executive life insurance policy provided by RadioShack to Mr. Gooch ($800,000) and the annual maximum amount that Mr. Gooch would be entitled to receive under the executive long-term disability policy provided by RadioShack to Mr. Gooch ($360,000).

Dorvin D. Lively

Plans	Termination Event
	For Cause or Without Good Reason	Death	Disability	For Good Reason or Without Cause	For Good Reason or Without Cause in the Event of a Change in Control
Officers’ Severance Program[1]	—	—	—	$942,700	$942,700	[2]
Termination Protection Plan (Level I)	—	—	—	—	—	[2]
Annual Bonus Program[3]	$205,223	$205,223	$205,223	$205,223	$205,223
Long-Term Incentive Plans	—	—	—	—	—
Stock Options[4]	—	—	—	—	—
Restricted Stock[5]	—	$115,229	$115,229	—	$115,229
Executive Life Insurance and Executive Long-Term Disability Insurance[6]	—	$590,000	$360,000	—	—

(1)	Mr. Lively’s benefits under the Officers’ Severance Program would have been paid in a lump sum on the earlier of the first business day of the seventh month following Mr. Lively’s separation from service or his death. The amount shown includes $5,200 for RadioShack’s cost of outplacement services to be provided under the program.

(2)	Because the amount to be paid to Mr. Lively under the Officers’ Severance Program would have been more than the amount Mr. Lively would have been entitled to receive under the Termination Protection Plan (Level I), in the event of a change in control Mr. Lively would have received payment only under the Officers’ Severance Program.

(3)	According to the terms of Mr. Lively’s offer letter, his annual bonus for 2011 was guaranteed to be no less than the pro-rated target amount for the period beginning on his hire date and ending on December 31, 2011.

(Notes continue on following page)

(4)	Represents accelerated vesting, under each proposed scenario, of the unvested options held by Mr. Lively as of December 31, 2011. The per share exercise price of all of Mr. Lively’s unvested options was higher than $9.71, the per share closing price of RadioShack’s common stock on December 30, 2011.

(5)	Represents accelerated vesting, under each proposed scenario, of unvested restricted stock held by Mr. Lively as of December 31, 2011.

(6)	Represents the proceeds that would have been payable to Mr. Lively’s beneficiaries upon his death under the executive life insurance policy provided by RadioShack to Mr. Lively ($590,000) and the annual maximum amount that Mr. Lively would have been entitled to receive under the executive long-term disability policy provided by RadioShack to Mr. Lively ($360,000).

Lee D. Applbaum

Plans	Termination Event
	Death	Disability	For Good Reason or Without Cause	For Good Reason or Without Cause in the Event of a Change in Control
Officers’ Severance Program[1]	—	—	$949,365	—	[2]
Termination Protection Plan (Level I)	—	—	—	$2,533,147	[2]
Annual Bonus Program	—	—	—	—
Long-Term Incentive Plans	$600,000	$600,000	—	—
Stock Options[3]	$77,584	$77,584	—	$77,584
Restricted Stock[4]	$581,678	$581,678	—	$581,678
Executive Life Insurance and Executive Long-Term Disability Insurance[5]	$800,000	$360,000	—	—

(1)	Mr. Applbaum’s benefits under the Officers’ Severance Program would have been paid in a lump sum on the earlier of the first business day of the seventh month following Mr. Applbaum’s separation from service or his death. The amount shown includes an aggregate of $15,877 for COBRA premium payments for 12 months and $5,200 for RadioShack’s cost of outplacement services to be provided under the program.

(2)	Because the amount to be paid to Mr. Applbaum under the Officers’ Severance Program would have been less than the amount Mr. Applbaum would have been entitled to receive under the Termination Protection Plan (Level I), in the event of a change in control Mr. Applbaum would have received payment only under the Termination Protection Plan (Level I).

(3)	Represents accelerated vesting, under each proposed scenario, of the unvested, in-the-money options held by Mr. Applbaum as of December 31, 2011.

(4)	Represents accelerated vesting, under each proposed scenario, of shares of restricted stock held by Mr. Applbaum as of December 31, 2011.

(5)	Represents the proceeds that would be payable to Mr. Applbaum’s beneficiaries upon his death under the executive life insurance policy provided by RadioShack to Mr. Applbaum ($800,000) and the annual maximum amount that Mr. Applbaum would be entitled to receive under the executive long-term disability policy provided by RadioShack to Mr. Applbaum ($360,000).

Scott E. Young

Plans	Termination Event
	Death	Disability	For Good Reason or Without Cause	For Good Reason or Without Cause in the Event of a Change in Control
Officers’ Severance Program[1]	—	—	$773,160	—	[2]
Termination Protection Plan (Level I)	—	—	—	$1,185,728	[2]
Annual Bonus Program	—	—	—	—
Long-Term Incentive Plans	—	—	—	—
Stock Options[3]	—	—	—	—
Restricted Stock[4]	$337,869	$337,869	—	$337,869
Executive Life Insurance and Executive Long-Term Disability Insurance [5]	$590,000	$360,000	—	—

(1)	Mr. Young’s benefits under the Officers’ Severance Program would have been paid in a lump sum on the earlier of the first business day of the seventh month following Mr. Young’s separation from service or his death. The amount shown includes an aggregate of $15,877 for COBRA premium payments for 12 months and $5,200 for RadioShack’s cost of outplacement services to be provided under the program.

(2)	Because the amount to be paid to Mr. Young under the Officers’ Severance Program would have been less than the amount Mr. Young would have been entitled to receive under the Termination Protection Plan (Level I), in the event of a change in control Mr. Young would have received payment only under the Termination Protection Plan (Level I).

(3)	Represents accelerated vesting, under each proposed scenario, of the unvested options held by Mr. Young as of December 31, 2011. The per share exercise price of all of Mr. Young’s unvested options was higher than $9.71, the per share closing price of RadioShack’s common stock on December 30, 2011.

(4)	Represents accelerated vesting, under each proposed scenario, of unvested restricted stock held by Mr. Young as of December 31, 2011.

(5)	Represents the proceeds that would be payable to Mr. Young’s beneficiaries upon his death under the executive life insurance policy provided by RadioShack to Mr. Young ($590,000) and the annual maximum amount that Mr. Young would be entitled to receive under the executive long-term disability policy provided by RadioShack to Mr. Young ($360,000).

Sharon S. Stufflebeme

Plans	Termination Event
	For Cause or Without Good Reason	Death	Disability	For Good Reason or Without Cause	For Good Reason or Without Cause in the Event of a Change in Control
Officers’ Severance Program[1]	—	—	—	$408,046	—	[2]
Termination Protection Plan (Level I)	—	—	—	—	$1,310,060	[2]
Annual Bonus Program	—	—	—	—	—
Long-Term Incentive Plans	—	$310,445	$310,445	—	—
Stock Options[3]	—	—	—	—	—
Restricted Stock[4]	—	$126,026	$126,026	—	$126,026
Executive Deferred Compensation Plan	$35,835	$35,835	$35,835	$35,835	$35,835
Executive Life Insurance and Executive Long-Term Disability Insurance[5]	—	$590,000	$360,000	—	—

(1)	Ms. Stufflebeme’s benefits under the Officers’ Severance Program would have been paid in a lump sum on the earlier of the first business day of the seventh month following her separation from service or her death. The amount shown includes $4,200 for RadioShack’s cost of outplacement services to be provided under the program.

(2)	Because the amount to be paid to Ms. Stufflebeme under the Officers’ Severance Program would have been less than the amount she would have been entitled to receive under the Termination Protection Plan (Level I), in the event of a change in control Ms. Stufflebeme would have received payment only under the Termination Protection Plan (Level I).

(3)	Represents accelerated vesting, under each proposed scenario, of certain unvested options held by Ms. Stufflebeme as of December 31, 2011. The per share exercise price of all of Ms. Stufflebeme’s unvested options was higher than $9.71, the per share closing price of RadioShack’s common stock on December 30, 2011.

(4)	Represents accelerated vesting, under each proposed scenario, of unvested shares of restricted stock held by Ms. Stufflebeme as of December 31, 2011.

(5)	Represents the proceeds that would be payable to Ms. Stufflebeme’s beneficiaries upon her death under the executive life insurance policy provided by RadioShack to Ms. Stufflebeme ($590,000) and the annual maximum amount that Ms. Stufflebeme would be entitled to receive under the executive long-term disability policy provided by RadioShack to Ms. Stufflebeme ($360,000).

The amounts in the tables above do not include certain payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment.

These include:

•	accrued and unpaid salary and bonus,

•	distributions of balances under the RadioShack 401(k) Plan, and

•	the value of option continuation upon retirement, death or disability.

Benefits to Certain Former Executive Officers upon Termination of Employment

Mr. Day. Mr. Day retired on May 19, 2011. Our incentive compensation plans provided certain benefits to Mr. Day upon his retirement. As a participant in our 2011 annual bonus plan, Mr. Day received a pro-rated annual bonus for 2011 in the amount of $169,103. The terms of our incentive stock plans provide for vesting of certain unvested equity awards in the event of retirement, and all of Mr. Day’s unvested equity awards vested upon his retirement. The table below illustrates the value associated with the vesting of Mr. Day’s unvested equity awards upon his retirement, based on the May 19, 2011 fair market value of a share of RadioShack’s common stock on the New York Stock Exchange of $16.11.

Mr. Day’s Equity Awards Vested Upon Retirement	Grant Date	Accelerated Amount	Exercise Price	Value of Retirement Vesting
Stock Options	March 2, 2009	333,334	$7.05	$3,020,006

	February 25, 2010	61,475	$19.20	—

Restricted Stock	February 25, 2010	49,211	—	$792,789

Mr. Day’s stock options will remain exercisable until the earlier of their expiration or May 19, 2014.

Mr. Bevin. In connection with his termination of employment effective March 4, 2011, Mr. Bevin received benefits pursuant to the Officers’ Severance Program. Mr. Bevin received a lump-sum payment that included $901,250 for severance, $5,058 for accrued unused vacation, and $13,692 for payment of COBRA premiums. Mr. Bevin has also received one year of outplacement assistance. Mr. Bevin and the Company entered into a Confidentiality, Nonsolicitation and General Release Agreement, effective March 4, 2011, which contains non-competition and non-solicitation restrictions that have a term of approximately 21 months. If the Company had experienced a change in control within the one year period beginning March 4, 2011, the SERP provides that Mr. Bevin, or his beneficiary, would have been entitled to receive a lump sum equal to the present value of his remaining plan benefit on the date of the change in control. In the event a change in control had occurred on December 31, 2011, Mr. Bevin would have received a lump-sum payment of $643,150. However, no such event occurred and Mr. Bevin did not and will not receive such a payment.

COSTS OF SOLICITATION

We bear all expenses incurred in connection with the solicitation of proxies for the annual meeting of shareholders. In addition, we have engaged D.F. King & Co., Inc. to assist with the solicitation of proxies for a fee of $12,500 plus expenses. We will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of common stock held in their names. Our directors, officers and employees may also solicit proxies by mail, electronically, facsimile, telephone and personal contact. They will not receive any additional compensation for these activities.

SHAREHOLDER PROPOSALS AND NOMINATIONS

FOR DIRECTORS FOR THE 2013 ANNUAL MEETING

Shareholder Proposals

We must receive proposals of shareholders intended to be presented at the 2013 annual meeting of shareholders, which is currently scheduled to be held on May 16, 2013, on or before December 18, 2012, for the proposals to be eligible for inclusion in our proxy statement and proxy relating to that meeting. These written proposals should be sent to the Corporate Secretary at Mail Stop CF4-101, 300 RadioShack Circle, Fort Worth, Texas 76102.

With respect to shareholder proposals for the 2013 annual meeting that are not to be included in the proxy statement, these proposals must be received by the Corporate Secretary of RadioShack at the above address no earlier than January 17, 2013 and no later than February 16, 2013.

Nominations for Election as Director

In accordance with RadioShack’s bylaws and Corporate Governance Framework, as well as applicable law, nominations for the election of directors may be made by the board, by the Corporate Governance Committee of the board, or by any shareholder generally eligible to vote in the election of directors.

Shareholders who wish to nominate persons for election as directors at the 2013 annual meeting must give written notice of their intention to make a nomination to the Corporate Secretary of RadioShack at the above address no earlier than January 17, 2013 and no later than February 16, 2013. The notice must set forth:

•	the name and address, as they appear on RadioShack’s records, of the shareholder making the nomination and the name and address of the beneficial owner, if any, on whose behalf the nomination is made,

•	the number of shares of RadioShack common stock owned beneficially and of record by such shareholder of record and by the beneficial owner, if any, on whose behalf the nomination is made,

•	any material interest or relationship that the shareholder of record and/or the beneficial owner, if any, on whose behalf the proposal or nomination is made may respectively have with the nominee,

•	any other information regarding the nominee that would be required to be included in a proxy statement filed pursuant to the SEC’s proxy rules,

•	the written consent of the nominee to be named in the proxy statement and to serve as a director if elected,

•	as to the shareholder giving notice and the beneficial owner, if any, on whose behalf the nomination is being made,

•	the name and address of the shareholder as they appear on RadioShack’s books, and the name and address of the beneficial owner,

•	the class and number of shares of RadioShack common stock owned of record by the shareholder, and beneficially held by the beneficial owner, as of the date of the notice,

•

the agreement of the shareholder to notify RadioShack within five business days after the record date for the meeting as to the class and number of shares of RadioShack common stock owned of record by the shareholder, and beneficially held by the beneficial owner, on the record date, and

•	the shareholder’s representation that the shareholder or the beneficial owner intends to appear in person or by proxy at the meeting to propose such nomination,

•	as to the shareholder giving notice or, if the notice is being given on behalf of a beneficial owner on whose behalf the nomination is being made, as to such beneficial owner,

•

the class and number of shares of RadioShack common stock beneficially owned by the shareholder or the beneficial owner as of the date of the notice, and the agreement of the shareholder to notify RadioShack within five business days after the record date for the meeting as to the class and number of shares of RadioShack common stock beneficially owned by the shareholder or beneficial owner on the record date,

•

a description of any agreement, arrangement or understanding between or among the shareholder, beneficial owner and any other person, and the agreement of the shareholder to notify RadioShack within five business days after the record date for the meeting of any such agreement, arrangement or understanding as of the record date,

•

a description of any agreement, arrangement or understanding that has been entered into as of the date of the notice by, or on behalf of, such shareholder or beneficial owner, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the share price of any class or series of RadioShack stock, or increase or decrease the voting power of the shareholder or beneficial owner with respect to shares of RadioShack stock, and the agreement of the shareholder to notify RadioShack within five business days after the record date for the meeting of any such agreement, arrangement or understanding as of the record date, and

•	such other information as RadioShack may require in order to determine the eligibility of the person to serve as a director.

Each board nominee will be subject to an independent background investigation as part of the nomination process.

The board has delegated the responsibility for evaluating potential board nominees to the Corporate Governance Committee. The committee will consider director candidates recommended by shareholders in accordance with the procedures described above and in RadioShack’s Corporate Governance Framework. Candidates must be highly qualified and exhibit both an interest in serving and a willingness to serve on the board. In addition, candidates should take into consideration the characteristics described beginning on page 21. Candidates must represent the interests of all shareholders and not those of a special interest group. The committee, after reviewing nominees under the procedures and standards established in its charter and RadioShack’s Corporate Governance Framework, will propose a slate of nominees for election to the board at RadioShack’s annual meeting of shareholders. The board will review and approve the final slate of nominees to submit to the shareholders for election.

By Order of the Board of Directors,

ROBERT C. DONOHOO
Vice President, General Counsel and Corporate Secretary

April 17, 2012

RADIOSHACK CORPORATION 300 RADIOSHACK CIRCLE MAIL STOP CF4-324 FORT WORTH, TX 76102 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4

Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. (EDT) the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. (EDT) the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. CONTROL # 000000000000 NAME THECOMPANY THE COMPANY

THE COMPANY THE COMPANY THE COMPANY THE COMPANY THE COMPANY THE COMPANY NAME INC. NAME INC.

NAME INC. NAME INC. NAME INC. NAME INC. NAME INC. NAME INC. COMMON CLASS A CLASS B CLASS C CLASS D CLASS E CLASS F—401 K SHARES 123,456 123,456 123,456 123,456 123,456 123,456 123,456 123,456 789,012 789,012 789,012 789,012 789,012 789,012 789,012 789,012 12345 12345 12345 12345 12345 12345 12345 12345 OF VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY 0 0 The Board of Directors recommends you vote FOR the following:

1. Election of Directors For Against Absta

1a. Robert E. Abernathy0 0 0

1b. Frank J. Belatti 0 0 0

1c. Julie A. Dobson 0 0 0

1d. Daniel R. Feehan 0 0 0 1e. James F. Goo 00 0 1f. H. Eugene Lockhart 0 0 0

1g. Jack L. Messman 0 0 0

1h. Thomas G. Plaskett 0 0 0

1i. Edwina D. Woodbury 0 0 0

For address change/comments, mark here. (see reverse for instructions) Yes No 0

JOB # [PLEASE SIGN WITH

Signature [PLEASE SIGN WITHIN BOX]

Date

Please indicate if you plan to attend this meeting

® RadioShack

For Against Abstain 0 0 0

The Board of Directors recommends you vote FOR proposals 2 and 3.

2	Ratification of the appointment of

PricewaterhouseCoopers LLP as independent registered public accounting firm of RadioShack Corporation to serve for the 2012 fiscal year. 0 0 0

3	Non-binding, advisory vote to approve executive compensation.

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

SHARES CUSIP # SEQUENCE#

SHARES CUSIP # SEQUENCE#

Signature (Joint Owners) Date

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

IMPORTANT—This Proxy must be signed and dated on the reverse side.

(R) RadioShack Annual Meeting Admission Ticket CORPORATION 2012 Annual Meeting of Shareholders l0 a.m.(CDT), Thursday, May 17, 2012 Norris Conference Centers MAIL STOP CF4-324 Red Oak Ballroom, 304 Houston Street 300RndioShiick cicle Fort Worth, Texas 76102 Fort Worth, Texas 76102-1964 Please present this admission ticket to gain admittance to the meeting. This ticket admits only the shareholder listed on the reverse side and is not transferable.

Admission Ticket (Not Transferable)

This year's annual meeting of shareholders will be held at the Norris Conference Centers, Red Oak Ballroom, 304 Houston Street, FortWorth, Texas 76102.

Driving directions and map (including parking lot locations) are available on the website www.norriscenters.com (Select "Driving Directions" and then "Fort Worth/Sundance Square").

Attendees should locate the appropriate parking lot and bring parking ticket for validation.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING ON MAY 17, 2012

The undersigned holder of common stock of RadioShack Corporation hereby appoints Daniel R. Feehan, Frank J. Belatti, James F. Gooch, H. Eugene Lockhart and Edwina D. Woodbury, and each or any of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all the shares of common stock of the Company held by the undersigned at the Annual Meeting of Shareholders of RadioShack Corporation at Fort Worth, Texas on May 17, 2012, or any resumption of the Annual Meeting after any adjournment or postponement thereof, as indicated on this proxy, and in their discretion on any other matters that may properly come before the meeting. The undersigned acknowledges receipt of the Notice of the Annual Meeting of Shareholders and of the accompanying proxy statement and revokes any proxy heretofore given with respect to such meeting. The votes entitled to be cast by the undersigned will be cast as instructed. If this proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be voted in accordance with the recommendations of the Board of Directors.

TO VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS, SIGN ON THE REVERSE SIDE—NO BOXES NEED TO BE CHECKED. If you vote by telephone or the Internet, please DO NOT mail back this proxy card. Proxies submitted by telephone or the Internet must be received by 11:59 p.m. (EDT) on May 16, 2012.

THANK YOU FOR VOTING

b q

Address change/comments:(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)IMPORTANT - This Proxy must be signed and dated on the reverse side.